Exhibit 1

Development Bank of Japan Inc.

This description of the Development Bank of Japan Inc. is dated September 9, 2011 and appears as Exhibit 1 to its Annual Report on Form 18-K filed with the U.S. Securities and Exchange Commission.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF DEVELOPMENT BANK OF JAPAN INC.

FURTHER INFORMATION

This document appears as an exhibit to the Annual Report on Form 18-K of Development Bank of Japan Inc. (“DBJ”) filed with the U.S. Securities and Exchange Commission (the “Commission”). Additional information with respect to DBJ is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments may be inspected and copied at the public reference facilities maintained by the Commission at: 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330. Copies of such documents may also be obtained from DBJ by telephoning 813-3244-1820. Such Annual Report, exhibits and amendments are also available through the Commission’s Internet website at http://www.sec.gov.

In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on September 8, 2011, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥77.41=$1.00, and the noon buying rate on September 2, 2011 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥76.79=$1.00.

References to fiscal years of DBJ are to the 12-month periods commencing on April 1 of the year indicated.

Unless otherwise indicated, all amounts are presented on a basis consistent with the audited consolidated financial statements of DBJ, which have been prepared in accordance with generally accepted accounting principles in Japan (“Japanese GAAP”) and which are included in this document.

In this document, where information is presented in thousands, millions or billions of yen or thousands, millions or billions of dollars, amounts of less than one thousand, one million or one billion, as the case may be, have been truncated unless otherwise specified. All percentages have been rounded to the nearest percent, one-tenth of one percent or one-hundredth of one percent, as the case may be, except as otherwise indicated. In some cases, figures presented in tables in this document may not add up due to such truncating or rounding.

CAPITALIZATION

The following table sets out the consolidated capitalization and indebtedness of DBJ as of March 31, 2011, which has been extracted without material adjustment from DBJ’s audited consolidated balance sheet as of the same date:

As of March 31, 2011
(millions of yen)
Borrowings:
Debentures(1)(2)	¥3,312,713
Borrowed Money	8,576,482
Corporate Bonds(3)(4)	316,675

Total Borrowings(5)(7)	12,205,871
Equity:
Common Stock
Authorized — 160,000 thousand shares
Issued and outstanding — 43,623 thousand shares(6)	1,181,194
Capital Surplus	1,060,466
Retained Earnings	132,329

Unrealized Gain on Available-for-sale Securities	13,169
Deferred Gain on Derivatives under Hedge Accounting	17,406
Foreign Currency Translation Adjustments	(101)

Minority Interests	5,530

Total Equity	2,409,995

Total Borrowings and Equity(6)(7)	¥14,615,866

Notes:

(1)	“Debentures” means all bonds and notes which were issued previously by the Predecessor (as defined below) and government-guaranteed bonds which were issued by DBJ after October 1, 2008.
(2)	DBJ has issued an aggregate principal amount of ¥30,000 million of government-guaranteed bonds since March 31, 2011.
(3)	“Corporate Bonds” means non-guaranteed bonds and notes which were issued by DBJ after October 1, 2008.
(4)	DBJ has issued an aggregate principal amount of ¥143,178 million of non-guaranteed bonds and notes since March 31, 2011.
(5)	Includes current maturities.
(6)	See “Business — Operations — Crisis Response Business” for details of the increase in capital during the year ended March 31, 2011.
(7)	Other than as described above, there has been no material change in DBJ’s capitalization and indebtedness since March 31, 2011.

RECENT DEVELOPMENTS

Consolidated Results for the Years Ended March 31, 2010 and 2011

The following table sets out selected historical audited consolidated financial information of DBJ for the financial years ended March 31, 2010 and 2011, prepared in accordance with Japanese GAAP:

	Year Ended March 31,
	2010	2011
	(in millions of yen)
Total Income	¥353,707	¥363,846
Interest Income	301,482	298,929
Fees and Commissions	15,683	9,998
Other Operating Income	19,880	12,642
Other Income	16,661	42,275
Total Expenses	302,602	259,464
Interest Expense	180,111	172,231
Fees and Commissions	1,043	607
Other Operating Expenses	34,072	12,012
General and Administrative Expenses	35,037	36,708
Other Expenses	52,336	37,903
Income (Loss) before Income Taxes and Minority Interests	51,105	104,381
Net Income (Loss)	39,893	101,583
Total Comprehensive Income(1)	—	111,343

Note:

(1)	DBJ commenced disclosing its statement of comprehensive income from the year ended March 31, 2011.

Net interest income for the year ended March 31, 2011 amounted to ¥126,698 million, an increase of ¥5,326 million, or 4.4%, compared to ¥121,371 million for the year ended March 31, 2010, reflecting, among other things, a slight improvement in interest rate margins.

Net fees and commissions income for the year ended March 31, 2011 amounted to ¥9,390 million, a decrease of ¥5,248 million, or 35.9%, compared to ¥14,639 million for the year ended March 31, 2010. This decrease reflected, among other things, a slackening in the number of large-scale transactions and a decrease in fees relating to lending and investments.

Net other operating income for the year ended March 31, 2011 amounted to ¥629 million, compared to net other operating expenses of ¥14,192 million recorded for the year ended March 31, 2010. This principally reflected the valuation losses relating to real estate-related private bonds recorded in the year ended March 31, 2010, which significantly decreased in the year ended March 31, 2011.

Other income for the year ended March 31, 2011 amounted to ¥42,275 million, an increase of ¥25,613 million, or 153.7%, compared to ¥16,661 million for the year ended March 31, 2010, principally reflecting the recording of ¥8,095 million of reversal of allowance for loan losses in the year ended March 31, 2011 (whereas none was recorded in the year ended March 31, 2010). Other expenses for the year ended March 31, 2011 amounted to ¥37,903 million, a decrease of ¥14,433 million, or 27.6%, compared to ¥52,336 million for the year ended March 31, 2010, principally reflecting the recording of ¥6,536 million for provision for reserve for losses on headquarter relocation in the year ended March 31, 2010 (whereas none was recorded in the year ended March 31, 2011), although this was set off to a certain extent by the recording of ¥8,881 million in respect of expenses relating to early redemptions of debt in the year ended March 31, 2011 (whereas none was recorded in the year ended March 31, 2010).

As a result of the above, income before income taxes and minority interests amounted to ¥104,381 million for the year ended March 31, 2011, an increase of ¥53,276 million, or 104.2%, compared to ¥51,105 million for the year ended March 31, 2010.

Upon DBJ becoming a joint stock corporation on October 1, 2008, it became liable to payment of Japanese taxes. For the year ended March 31, 2011, net income taxes amounted to ¥1,315 million, a significant decrease from ¥10,824 million for the year ended March 31, 2010, as certain provisions which had been made in previous years on a taxable basis became non-taxable. As a result, for the year ended March 31, 2011, DBJ’s net income amounted to ¥101,583 million, an increase of ¥61,690 million, or 154.6%, compared to ¥39,893 million for the year ended March 31, 2010.

Certain Non-Consolidated Financial Measures (prepared under Japanese GAAP)

For the year ended March 31, 2011, DBJ’s gross operating profit amounted to ¥133,823 million, an increase of ¥13,892 million, or 11.6%, compared to ¥119,931 million for the year ended March 31, 2010. For the year ended March 31, 2011, DBJ’s actual net operating profit amounted to ¥98,516 million, an increase of ¥10,306 million, or 11.7%, compared to ¥88,209 million for the year ended March 31, 2010.

Capital Ratio

As of March 31, 2011, DBJ’s consolidated total capital ratio as measured pursuant to the standards (international standards) established by the Japanese Ministry of Finance and the Japanese Financial Services Agency, which are based on the standards proposed by the Bank for International Settlements (the “consolidated total capital ratio”), came to 20.50%, compared to 19.13% as of March 31, 2010.

Recent Developments Regarding Privatization of DBJ

DBJ was established on October 1, 2008 (by having transferred to it materially all of the assets of the Development Bank of Japan (the predecessor to DBJ) (the “Predecessor”) by way of contribution in kind and assuming materially all of the rights and all of the liabilities of the Predecessor) pursuant to the Development Bank of Japan Inc. Law (Law No. 85 of 2007, as amended) (the “DBJ Law”), which was passed by the Japanese Diet at its ordinary session on June 6, 2007 and came into effect on June 13, 2007, as part of the reforms of special public institutions promulgated by the Japanese Government under the Law Concerning Promotion of Administrative Reform for Realizing the Simple and Effective Government (Law No. 47 of 2006, as amended), which was approved by the Japanese Diet in May 2006.

As originally enacted, the DBJ Law contemplated full privatization of DBJ over a period of approximately five to seven years from its establishment on October 1, 2008. During that time period, the DBJ Law (as originally enacted) provided that the Japanese Government would dispose of all of the common stock of DBJ that it currently owns (the “full privatization”), and that steps would be taken to abolish the DBJ Law promptly after the full privatization.

In order to make a smooth transition from the financing structure of the Predecessor that relied primarily on financing backed by the Japanese Government credit to a stable financing structure without such backing, during the transition period DBJ is permitted to borrow from the Japanese Government and to issue government-guaranteed bonds. Also, the Japanese Government’s guarantee of the Predecessor’s guaranteed bonds has continued (and will continue) unchanged after its obligations and liabilities thereunder were transferred to DBJ.

DBJ’s crisis response business has been active through the end of March 2011 due to the ongoing effects of the global financial and economic crises that began in autumn 2008. In addition, DBJ commenced crisis response operations relating to the March 2011 earthquake on March 12, 2011 (see “Business – Operations – Crisis Response Business”). Against such background, on June 26, 2009, the Japanese Diet approved the Law for Partial Amendment of the Development Bank of Japan Inc. Law (Law No. 67 of 2009, as amended) (the “Amendment Law”), which, as part of the response to economic and financial crises promulgated by the Japanese Government, enables the Japanese Government to strengthen DBJ’s financial base through capital injections up to the end of March 2012. In accordance therewith, DBJ has increased its capital by ¥103,232 million and ¥77,962 million on September 24, 2009 and March 23, 2010, respectively. In addition, the targeted timing for the full privatization of DBJ has been extended to approximately five to seven years from April 1, 2012 subsequently under the Amendment Law. The targeted timing was further extended to approximately five to seven years from April 1, 2015 in accordance with the Law Concerning Extraordinary Expenditure and Assistance to Cope with Great East Japan Earthquake (Law No. 40 of 2011, as amended) (the “Extraordinary Expenditure Law”). Further, the Amendment Law provides that the Japanese Government is to review the organization of DBJ, including the Japanese Government’s holding of DBJ’s share capital, by the end of the fiscal year ending March 31, 2012, which was extended to the end of the fiscal year ending March 31, 2015 by the Extraordinary Expenditure Law, and until such time, the Japanese Government will not be disposing of its holding of DBJ’s share capital.

Relevant provisions of the Supplementary Provisions to the DBJ Law after the amendment pursuant to the Amendment Law and the Extraordinary Expenditure Law, and the Supplementary Provisions to the Amendment Law after the amendment pursuant to the Extraordinary Expenditure Law, are set out below:

(Excerpt from Supplementary Provisions to the DBJ Law after the amendment pursuant to the Amendment Law and the Extraordinary Expenditure Law)

Article 2	Disposition of Government-Owned Shares

1.	Pursuant to Article 6, Paragraph 2 of the Law Concerning Promotion of Administrative Reform for Realizing the Simple and Effective Government (Law No. 47 of 2006), the Government shall make efforts to reduce the number of shares held by it in the Corporation (hereinafter in the following Paragraph and the Article 3 of the Supplementary Provisions referred to as “Government-Owned Shares”), taking into account the market situation, and shall dispose all of them in approximately five to seven years from April 1, 2015.

Article 2-2	Capital Contribution by the Government

The Government may make capital contributions to the Corporation, to the extent of the amount approved by the budget, whenever the Government deems necessary for the smooth implementation of the crisis response business, until March 31, 2015.

Article 2-3	Issue of the Government Bonds

1.	The Government may issue the Government Bonds to use for securement of capital that become necessary to secure soundness of financial conditions of the Corporation in performing crisis response business set forth in Article 2, Item (5) of the Japan Finance Corporation Law (Law No. 57 of 2007) (hereinafter referred to as the “crisis response business”), until March 31, 2015.

2.	The Government, as set forth in the immediately preceding Paragraph, shall issue the Government Bonds and deliver them to the Corporation to the extent of the amount approved by the budget.

Article 2-4	Redemption of the Government Bonds

1.	The Corporation may request the redemption of the Government Bonds delivered as set forth in Paragraph 2 of the immediately preceding Article, only within the amount calculated as stipulated by the Ministry of Finance Ordinance that become necessary as the amount of capital in response to the increase of assets related to its crisis response business (limited to those conducted by March 31, 2015).

(Excerpt from Supplementary Provisions to the Amendment Law after the amendment pursuant to the Extraordinary Expenditure Law)

Article 2	Deliberation

1.	By the end of fiscal year 2014, the Government shall review the organization of the Corporation, taking into account the status of investments in Development Bank of Japan Inc. (hereinafter “the Corporation”) under the provisions of Article 2-2 of the Supplementary Provisions to the Development Bank of Japan Inc. Law as amended by this Law (including cases where applied after changing to read in Article 36 of the Law Concerning Extraordinary Expenditure and Assistance to Cope with Great East Japan Earthquake (Law No. 40 of 2011)); the redemption of Government bonds under the provisions of Article 2-4, paragraph 2 of the Supplementary Provisions to the Development Bank of Japan Inc. Law as amended by this Law; the conduct of crisis response business by the Corporation (this refers to crisis response business conducted under the provisions of Article 2, item 5 of the Japan Finance Corporation Law (Law No. 57 of 2007); same hereinafter); and changes in socioeconomic and other circumstances. This review, from a point of view of the Government’s practice of maintaining a certain level of involvement in the Corporation, such as by consistently holding more than one-third of the Corporation’s issued shares, is meant to ensure that the Corporation’s crisis response business are properly implemented; it shall include a consideration of the Corporation’s crisis response business and, based on that, of the Government’s holding of stock in the Corporation. The Government shall take necessary measures based on its findings.

2.	Notwithstanding the provisions of Article 6, paragraph 2 of the Law Concerning Promotion of Administrative Reform for Realizing the Simple and Effective Government (Law No. 47 of 2006) as amended under the provisions of the following Article and of Article 2, paragraph 1 of the Supplementary Provisions to the Development Bank of Japan Inc. Law as amended by this Law, the Government shall not dispose of its shares in the Corporation prior to taking the measures described in the preceding paragraph.

BUSINESS

History

DBJ was established on October 1, 2008 as a joint stock corporation under the Company Law of Japan (Law No. 86 of 2005, as amended) (the “Company Law”), as part of the Japanese Government’s efforts to reform policy finance. DBJ is the successor to the Predecessor. The Predecessor was a governmental financial institution established on October 1, 1999 under the Development Bank of Japan Law.

The Japanese Government currently owns all issued shares of DBJ’s common stock. Under the DBJ Law, DBJ is subject to the Japanese Government control and supervision primarily through the Minister of Finance. See “– Government Control and Supervision” below.

DBJ is currently in the process of being privatized. See “Recent Developments – Recent Development Regarding Privatization of DBJ”.

Purpose and Authority

DBJ’s name and basic mission are provided by the DBJ Law. The DBJ Law provides that DBJ’s purpose is to maintain the foundations of investment and financing functions of long-term business funds, which previously were carried out by the Predecessor, by conducting business activities utilizing the methods of combining investments and financing and other sophisticated financial methodologies, while maintaining the autonomy of management with the goal of realizing full-scale privatization, thereby contributing to smooth supply of funds to those who need long-term business funds, as well as to the sophistication of financial functions.

Under the DBJ Law, the activities of DBJ include providing loans and guarantees to, and making equity investments in, projects and entities in need of long term business funds. Consistently with the DBJ Law, DBJ considers whether or not to provide long-term financing and related services to a qualified project or entity in need of long term business funds which meets relevant criteria, including financial viability.

DBJ raises funds mainly by borrowing from the Japanese Government and private financial institutions, and also issuing both Japanese-Government guaranteed bonds and non-guaranteed bonds. DBJ raised funds by borrowing from Japan Finance Corporation (“JFC”) in relation to crisis response business.

Government Control and Supervision

Under the DBJ Law, DBJ is subject to Japanese Government control and supervision primarily through the Minister of Finance. Such supervision encompasses key matters such as appointment and retention of representative directors, adoption of an annual business plan, adoption of an annual basic policy regarding issuance of bonds and Development Bank of Japan Inc. bonds and borrowings, adoption of annual debt repayment plans, ownership of subsidiaries involved in the financial business (such as banks) and amendment of DBJ’s articles of incorporation. Such key matters are subject to prior approval by the Minister of Finance.

The Minister of Finance also has supervisory powers with regard to DBJ and may require it to make reports as to its operations or examine its books and records whenever he or she deems it necessary. On the basis of any such report or examination, the Minister may issue such orders to DBJ concerning its operations as he or she deems necessary for enforcement of the DBJ Law.

The Minister of Finance draws up the Japanese Government’s Fiscal Investment and Loan Program (“FILP” or “zaito”) each year which, subject to approval by the Japanese Diet, determines the allocation of funds to public institutions and special corporations such as DBJ. Until such time as DBJ is fully privatized, DBJ is able to issue government guaranteed bonds and borrow from the Japanese Government pursuant to the zaito program.

Strategy

Upon its incorporation as a new joint stock corporation, DBJ has formulated a new corporate philosophy with the goal of “applying financial expertise to design the future”. In line with DBJ’s privatization process (see “Recent Developments – Recent Development Regarding Privatization of DBJ”), it formulated a business model with the aim of positioning it as a highly specialized financial institution that provides integrated loan and investment offerings.

To that end, DBJ established its first medium-term management plan for fiscal years 2008 through 2010, named “Challenge 2010: Establishing an Integrated Financial Service for Investments and Loans”, and the financial targets DBJ had set under such plan were broadly met by the end of the period covered by such management plan.

DBJ has now established its second medium-term management plan, named “Endeavor 2013”, covering the three years ending March 31, 2014 (the “Management Plan”). Under the Management Plan, DBJ intends to steadily improve management and to strengthen its business base with a view to realising the shape that DBJ intends to reach in the long term. The focal points of the Management Plan are:

(i)	responding to the March 2011 earthquake-related needs in a concentrated manner;

(ii)	prioritising DBJ’s current business focus;

(iii)	driving diversification of DBJ’s operating base; and

(iv)	strengthening DBJ’s investment in personnel.

With these focal points in mind, and with a view to realising certain financial targets for the year ending March 31, 2014 which DBJ has set, DBJ is pursuing the following strategies under the Management Plan:

Implementing an integrated business for lending and investments

DBJ intends to implement a business model integrating both its lending and investment businesses, with a view to providing the most appropriate financing for meeting its customers’ needs. DBJ expects that its focus will principally be on lending and investments in the middle-risk area of business.

Setting of focal business segments and industries

In the near term, DBJ intends to focus in a concentrated manner on the reconstruction and revitalization of businesses affected by the March 2011 earthquake. In addition, DBJ intends to focus on the following areas, with a view to implementing growth strategies for Japan’s future as a whole:

•	Continuing to further support the energy, transportation and urban development industries;

•	Supporting growth areas such as the environmental and healthcare industries;

•	Extending serious efforts towards restructuring and revitalization; and

•	Supporting infrastructure building and regional development.

Further developing the international business

DBJ intends to further develop its international business, with a view to supporting the international growth strategies of its customers. In particular, DBJ intends to strengthen its structured finance capabilities and focus particularly on the Asian region.

Expanding the funding base

DBJ intends to continue to strengthen the base for its own-credit funding. In addition, DBJ also intends to diversify its funding through utilising funding methods such as securitisations.

Strengthening the non-asset business

DBJ intends to diversify its source of fee-based business.

Strengthening investments in personnel

DBJ intends to increase its personnel in relation to its core and new businesses, and intends to develop professional personnel that are best suited to its core businesses. DBJ also intends to further strengthen its education of younger personnel.

Further improving administrative processes and risk management

DBJ intends to further improve its administrative processes and risk management platform, with a view to ensuring that appropriate processes and structures are in place for pursuing its focal businesses.

Operations

Under its articles of incorporation, DBJ may, among other things, accept deposits, lend money, make capital contributions, guarantee the due performance of debts and obligations, sell and purchase securities, lend securities and acquire or transfer monetary claims.

DBJ is principally involved in the lending, investment, consulting and advisory businesses. In its lending business, DBJ provides not only traditional senior loans to corporations, but also provides lending which utilize financial expertise such as structured finance and non-recourse loans, which meet the diversifying funding requirements of customers. In the year ended March 31, 2011, the level of new lending (including lending related to its crisis response business and investments in corporate bonds) made by DBJ amounted to ¥2,034.4 billion on a non-consolidated basis. As of March 31, 2011, the outstanding balance of DBJ’s loans (including investments in corporate bonds) on a non-consolidated basis amounted to ¥13,487.3 billion.

In its investment business, DBJ provides risk capital (including by investments through funds, mezzanine and equity finance) appropriate for the challenges faced by its customers such as business expansion, growth strategy and strengthening of financial base, based on a long-term perspective. In the year ended March 31, 2011, the level of new investments made by DBJ amounted to ¥82.2 billion on a non-consolidated basis. As of March 31, 2011, the outstanding balance of DBJ’s investments (including investments in securities, money trusts and funds) on a non-consolidated basis amounted to ¥333.0 billion.

In its consulting and advisory business, DBJ utilizes the networks cultivated by the Predecessor in providing consulting and advisory support to customers in a wide variety of industries and business sizes, for example in relation to increasing their competitiveness, as well as to projects which contribute to the revitalization of regional economies.

The following table sets forth, as of the dates indicated, the total amounts of outstanding loans made by DBJ by industry of the borrowers, prepared on a consolidated basis in accordance with Japanese GAAP and Japan Standard Industry Classification:

As of March 31, 2010
(in millions of yen)
Manufacturing	¥3,266,928
Agriculture and forestry	891
Fisheries	—
Mining and quarrying of stone and gravel	38,340
Construction	19,967
Electricity, gas, heat supply and water	1,849,581
Information and communications	687,530
Transport and postal activities	3,687,677
Wholesale and retail trade	1,019,650
Finance and insurance	448,494
Real estate and goods rental and leasing	1,760,399
Services, n.e.c.(2)	733,791
Local public bodies	1,318
Others	92

Total	¥13,514,661

As of March 31, 2011
(in millions of yen)
Manufacturing	¥3,244,637
Agriculture and forestry	758
Fisheries	—
Mining and quarrying of stone and gravel	49,155
Construction	31,353
Electricity, gas, heat supply and water	1,775,285
Information and communications	637,957
Transport and postal activities	3,238,172
Wholesale and retail trade	1,066,578
Finance and insurance	538,975
Real estate and goods rental and leasing	1,663,539
Services, n.e.c.(2)	782,668
Local public bodies	2,397
Others	—

Total	¥13,031,480

Notes:

(1)	Classification of loans by industry is based on the “Japan Standard Industrial Classification” defined by the Ministry of Internal Affairs and Communications applicable as of the relevant dates.
(2)	“n.e.c.” stands for “not elsewhere classified”.

In addition, as of March 31, 2010 and 2011, DBJ’s guarantee obligations on a non-consolidated basis amounted to ¥195,172 million and ¥148,068 million, respectively.

Allowance for Loan Losses

DBJ makes allowances for loan losses on the following bases:

•

The allowance for claims on debtors who are legally bankrupt, in special liquidation or effectively bankrupt is provided for based on the amount of claims, after write-off, net of amounts expected to be collected through disposal of collateral or execution of guarantees.

•

The allowance for claims on debtors who are not legally bankrupt at the moment, but likely to become bankrupt for which future cash flows cannot reasonably be estimated is provided for the amount considered to be necessary based on an overall solvency assessment performed on the claims, net of amounts expected to be collected through disposal of collateral or execution of guarantees.

•

With respect to the claims on debtors who are likely to become bankrupt or to be closely monitored, and for which future cash flows can reasonably be estimated, the allowance is provided for as the difference between the present value of expected future cash flows discounted at the contracted interest rate and the carrying value of the claims.

•

The allowance for claims on debtors other than those described above is provided for based on the historical default rate, which is calculated based on the actual defaults over a certain historical period (the average financing period for DBJ).

All claims are assessed initially by the investment and lending departments and then by the Credit Analysis Department, which is independent from the investment and lending departments, based on internal policies for self-assessment of credit quality. The allowance is provided based on the results of the self-assessment.

As of March 31, 2010, DBJ’s allowance for loan losses totaled ¥203,422 million (calculated in accordance with Japanese GAAP, on a consolidated basis). As of March 31, 2011, DBJ’s allowance for loan losses totaled ¥161,607 million.

Non-performing Loans

In cases where borrowers are unable to meet payments on their loans, DBJ may revise the terms of repayment in cooperation with other lenders.

DBJ has introduced self-assessment standards (“jiko satei kijun”) to assess the credit quality of its assets in accordance with the Financial Inspection Manual of the Financial Services Agency and discloses its non-performing loans calculated under the Banking Law of Japan (Law No. 59 of 1981, as amended) (the “Banking Law”), as well as the Law of the Emergency Measures for the Revitalization of the Functions of the Financial System of Japan (Law No. 132 of 1998, as amended) (the “Financial Revitalization Law”) although DBJ is not subject to the Banking Law nor the Financial Revitalization Law. For example, where loans to bankrupt or essentially bankrupt borrowers are covered by collateral or guarantees, the loan amount is directly reduced by deducting the amount of the loan that is not deemed to be covered by the assessed value of the collateral and/or the amounts deemed to be recoverable through guarantees, from the amount of the loan.

DBJ assesses its loans in accordance with disclosure requirements which are based, in all material respects, on those set forth in the Banking Law. The following table sets forth the principal amount of non-performing loans of DBJ outstanding as of the dates indicated, calculated pursuant to the Banking Law disclosure requirements, which are set forth in the notes to the table. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP.

	As of March 31,
	2010	2011
	(in millions of yen/percent)
Loans to bankrupt debtors(2)	¥497,652	¥6,811
Delinquent loans(3)	143,789	111,000
Loans past due three months or more(4)	23	259
Restructured loans(5)	43,726	49,210

Total non-performing loans	¥685,192	¥167,281

Percentage against the total loans outstanding	5.07%	1.28%

Notes:

(1)	The amounts of loans indicated above are stated as gross amounts, before reduction of allowance for loan losses.
(2)	“Loans to bankrupt debtors” represent non-accrual loans to debtors who are legally bankrupt as defined in Article 96-1-3 and 4 of the Japanese Tax Law Enforcement Regulation.
(3)	“Delinquent loans” represent non-accrual loans other than (i) Loans to bankrupt debtors and (ii) Loans whose interest payments are deferred in order to assist or facilitate the restructuring efforts of borrowers in financial difficulty.
(4)	“Loans past due three months or more” are loans whose principal or interest payment is three months or more past due and do not fall under the category of “Loans to bankrupt debtors” or “Delinquent loans”.
(5)	“Restructured loans” are loans whose repayment terms have been modified to the advantage of debtors through means such as reduction or exemption of interest rates, postponement of principal and interest payments, and forgiveness of loans to support or restructure the debtors’ businesses, and do not fall under the category of “Loans to bankrupt debtors”, “Delinquent loans”, or “Loans past due three months or more”.

In addition, DBJ voluntarily assesses its loans in accordance with disclosure requirements which are based, in all material respects, on those set forth in the Financial Revitalization Law in accordance with which the Japanese commercial banks generally disclose information in relation to their loans. The following table sets forth non-performing loans of DBJ outstanding as of the dates indicated, calculated pursuant to the Financial Revitalization Law disclosure requirements, which are set forth in the notes to the table. The amounts listed in the table below reflect the amounts in DBJ’s non-consolidated financial statements prepared pursuant to Japanese GAAP.

	As of March 31,
	2010	2011
	(in millions of yen/percent)
Loans to borrowers in bankruptcy or quasi-bankruptcy(3)	¥502,298	¥9,534
Loans to borrowers with imminent bankruptcy(4)	138,016	106,540
Loans requiring special attention for recovery(5)	43,750	49,470

Subtotal	¥684,065	¥165,544

Percentage against the total loans outstanding	4.97%	1.25%
Normal loans(6)	¥13,090,244	¥13,090,354

Total loans outstanding	¥13,774,310	¥13,255,898

Notes:

(1)	The amounts in the above table are rounded to the nearest 1 million yen.
(2)	The figures in the above table reflect partial direct write-offs.
(3)	Loans to financially failed borrowers, who are subject to bankruptcy, corporate reorganization or other similar proceedings, as well as loans similar thereto.
(4)	Loans to borrowers who have not financially failed, but the financial condition and operating results have deteriorated and are likely to default on contractually mandated payment of principal and/or interest.
(5)	Comprised of (i) loans for which principal and/or interest payments are three months or more past due (excluding loans that are included in “Loans to borrowers in bankruptcy or quasi-bankruptcy” and “Loans entailing risk”), and (ii) restructured loans the terms of which have been modified by DBJ to grant concessions to borrowers in financial difficulties in order to assist such borrowers’ restructuring and to expedite collection of such loans (excluding loans that are included in “Loans to borrowers in bankruptcy or quasi-bankruptcy”, “Loans entailing risk” and “Loans for which principal and/or interest payments are three months or more past due”).
(6)	Other than those set forth in (3), (4) and (5) above, loans to borrowers whose financial condition and operating results are deemed to have no material defects.

The following table breaks down DBJ’s outstanding non-performing loans by industry calculated and disclosed under the Banking Law. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP.

As of March 31, 2010
(in 100 millions of yen)
Manufacturing	¥222
Agriculture and forestry	—
Fisheries	—
Mining and quarrying of stone and gravel	—
Construction	26
Electricity, gas, heat supply and water	28
Information and communications	56
Transport and postal activities	5,286
Wholesale and retail trade	172
Finance and insurance	34
Real estate and goods rental and leasing	647
Services, n.e.c.(2)	376
Local public bodies	—
Others	—

Total	¥6,851

As of March 31, 2011
(in 100 millions of yen)
Manufacturing	¥208
Agriculture and forestry	—
Fisheries	—
Mining and quarrying of stone and gravel	—
Construction	53
Electricity, gas, heat supply and water	50
Information and communications	52
Transport and postal activities	223
Wholesale and retail trade	169
Finance and insurance	34
Real estate and goods rental and leasing	490
Services, n.e.c.(2)	389
Local public bodies	—
Others	—

Total	¥1,672

Notes:

(1)	Classification of non-performing loans by industry is based on the “Japan Standard Industrial Classification” defined by the Ministry of Internal Affairs and Communications applicable as of the relevant dates.
(2)	“n.e.c.” stands for “not elsewhere classified”.

Japan Airlines

On January 19, 2010, Japan Airlines and its wholly-owned subsidiaries Japan Airlines International Co., Ltd. (“JAL International”) and JAL Capital Co., Ltd. (“JAL Capital” and together with Japan Airlines and JAL International, “JAL”), applied to the Tokyo District Court for the commencement of corporate reorganization proceedings, and on the same day the Tokyo District Court rendered a decision to commence the reorganization proceedings in respect of such companies. The loans extended to these companies by DBJ on a non-consolidated basis amounted to ¥495,015 million as of the date of their application.

Of the total exposure to JAL, the exposure that as of January 19, 2010 had not been covered by collateral and reserves amounted to ¥20,061 million. DBJ has taken appropriate measures and made appropriate provisions with regard to this amount as of March 31, 2010 in accordance with applicable accounting principles. JAL’s corporate reorganisation proceedings were concluded on March 28, 2011, with DBJ and other lenders having provided certain refinancing funds in line with the reorganisation plans. Furthermore, JAL fully redeemed the DIP (debtor-in-possession) financing which DBJ had provided together with the Enterprise Turnaround Initiative Corporation of Japan by the end of March 2011.

Third-Sector Corporations

DBJ invests in and finances projects of public use and interest run by local government organizations referred to as “third sector corporations”. Though there is no clear definition of this term, DBJ uses it to refer to corporations in which local government organizations have invested or subscribed for shares, whose securities are not listed on any securities exchange or quoted in any over-the-counter market, that carry out projects with significant civic importance and public benefits. DBJ finances projects such as those involving railways, airport terminals, cable television broadcasters and urban development, including underground parking lots, urban redevelopment and international conference halls. Because these projects tend to require a long period of time for investments to generate returns, they do not easily attract private corporation participants.

The ratio of non-performing loans in the third-sector is relatively high compared to DBJ’s loan operations in general due to the fact that in general the third-sector businesses have a highly public nature and require a long period of time to recoup investments. In addition, there has been some decrease in revenue performance resulting from economic stagnation. DBJ makes efforts to maintain its primary policy of conducting its third-sector loan operations in collaboration with related parties, including local public authorities.

The following table shows more detailed information of DBJ’s non-performing loans to third-sector corporations. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP:

	As of March 31,
	2010	2011
	(in 100 millions of yen/percent)
Loans to bankrupt debtors	¥69	¥0
Delinquent loans	416	253
Loans past due three months or more	—	—
Restructured loans	262	209

Total (A)	¥749	¥464

Outstanding loans to the third-sector (B)	¥8,719	¥7,432
Ratio of outstanding loans = (A)/(B)	8.59%	6.25%

Credit Related Costs (Gains)

The following table sets forth certain information of DBJ’s credit related costs or gains. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP:

	For the six months ended March 31, 2010	For the year ended March 31, 2011
	(in 100 millions of yen)
Amount transferred to (from) the general allowance for loan losses	¥(781)	¥229
Amount transferred to the specific allowance for loan losses	816	(310)

Subtotal	35	(80)

Write-off of loans	24	31
Losses (gains) from disposals of loans	(0)	(0)
Amount transferred to the allowance for contingent losses	28	(21)

Subtotal	87	(71)

Repayment of loans written off	(45)	(80)

Total sum of credit related costs	¥41	¥(151)

Crisis Response Business

The policy finance reforms promulgated by the Japanese Government under the Basic Policy on the Reform of Policy Finance adopted by the cabinet in December 2005 establishes a crisis response system that enables financial institutions which are recognized as “designated financial institutions” to deal with financing for any damage caused by domestic or international turmoil in the financial system, massive natural disasters, acts of terrorism or epidemic of infectious diseases in a prompt and smooth manner by utilizing loans from JFC.

Upon its establishment, DBJ was designated as a “designated financial institution” which deals with the “Crisis Response Business”. Under the Japan Finance Corporation Law (Law No. 57 of 2007, as amended), which established JFC, the Crisis Response Business may be conducted by designated financial institutions, with JFC providing funds and support in respect of certain of the risks involved in such business. On December 11, 2008, the Japanese Government declared that the international financial turmoil being experienced amounted to a crisis which should be dealt with under the crisis response system, and DBJ commenced its Crisis Response Business in relation to such international financial turmoil (the “Financial Crisis Response Business”). Whereas the Financial Crisis Response Business came to an end as of March 31, 2011, the Japanese Government certified the earthquake and tsunami that struck northeast Japan on 11 March 2011 (the “March 2011 earthquake”) as a crisis and DBJ commenced the Crisis Response Business relating to the March 2011 earthquake on March 12, 2011. The Crisis Response Business conducted by DBJ targets large and medium-sized enterprises which are temporarily experiencing worsening business performance and funding difficulties due to the relevant crisis, but in the medium to long term are expected to recover their previous levels of business performance and develop further, or are otherwise expected to improve their funding and stabilize their business performance.

Under the Crisis Response Business, JFC (funded by Fiscal Investment and Loan Program (FILP) loans from the Japanese Government and through issuance of government-guaranteed debt) provides short-term and long-term loans to designated financial institutions such as DBJ, which in turn either purchases commercial paper issued by the relevant large and medium-sized enterprises, or provides loans to such enterprises. Certain of the exposure to such enterprises by designated financial institutions are covered (in the case of the occurrence of certain specified credit events) by an indemnity from JFC, for which designated financial institutions must pay a fee to JFC. From the commencement of its Crisis Response Business to March 31, 2011, new loans extended by DBJ in respect of its Crisis Response Business amounted to ¥3,338.5 billion (944 borrowers) (DBJ having received the benefit of an indemnity from JFC (or was intending to apply for such indemnity) in respect of ¥236.3 billion (39 cases)), and commercial paper purchased by DBJ in relation to its Crisis Response Business amounted to ¥361.0 billion (68 issuers). As of March 31, 2011, the outstanding borrowing from JFC amounted to ¥3,035.7 billion in relation to the Crisis Response Business.

From the commencement of the Crisis Response Business relating to the March 2011 earthquake on March 12, 2011 to July 31, 2011, new loans extended by DBJ in respect of such March 2011 earthquake-related Crisis Response Business amounted to ¥210.2 billion (25 borrowers) (DBJ having received the benefit of an indemnity from JFC (or was intending to apply for such indemnity) in respect of ¥0.4 billion (3 cases)).

In April 2009, the Japanese Government announced that an aggregate of ¥15 trillion will be used towards the Financial Crisis Response Business relating to medium-sized and large businesses. The supplementary national budget incorporating such amount was passed by the Japanese Diet in May 2009, and the Amendment Law passed in June 2009 provided for the strengthening of DBJ’s financial base in order to enable the smooth operation of the Financial Crisis Response Business by DBJ. Pursuant thereto, DBJ’s capital was increased by ¥103,232 million (2,064,640 shares of DBJ’s common stock, issued by way of third party allotment to the Japanese Government) in September 2009, and by ¥77,962 million (1,559,240 shares of DBJ’s common stock, issued by way of third party allotment to the Japanese Government) in March 2010. On May 2, 2011, the Japanese Diet passed the Extraordinary Expenditure Law which enables the Japanese Government to inject additional capital into DBJ until the end of March 2015 so that DBJ can smoothly implement its Crisis Response Business, including in relation to the March 2011 earthquake.

Sources of Funds (on a Non-consolidated Basis)

DBJ’s sources of funds consist of its capital, borrowings from the government and private financial institutions, issuance of bonds and internally generated funds such as loan recoveries. Furthermore, DBJ raises funds by borrowings from JFC in relation to the Crisis Response Business.

Pursuant to the DBJ Law, the basic policy which sets the upper limit of the aggregate amount of debt securities to be issued and long-term borrowings to be made shall be authorized by the Minister of Finance prior to the beginning of each fiscal year. The following table sets forth the outstanding amount of DBJ’s borrowings and bonds as of the dates indicated:

	As of March 31,
	2010	2011
	(in 100 millions of yen)
Long-term borrowings from the Government	¥54,053	¥48,665
Domestic government-guaranteed bonds	11,530	10,330
Overseas government-guaranteed bonds	10,950	11,261

Subtotal	76,533	70,257

Non-guaranteed bonds issued prior to October 1, 2008	12,591	11,570
Non-guaranteed bonds issued on or after October 1, 2008	2,421	3,166

Long-term borrowings from other than the Government(1)	36,676	37,025

Total	¥128,222	¥122,063

Note:

(1)	Of this, long-term borrowings from JFC amounted to ¥31,997 hundred million as of March 31, 2010 and ¥30,357 hundred million as of March 31, 2011.

The following table sets forth funds raised or expected to be raised by DBJ for the periods indicated. The figures for the year ended March 31, 2011 are actual figures, while those in respect of the year ending March 31, 2012 are budgeted numbers.

	For the year ended March 31, 2011 (Actual)		For the year ending March 31, 2012 (Budget)(1)
	(in 100 millions of yen)
Long-term borrowings from the Government	¥3,000		¥4,000
Domestic government-guaranteed bonds	795		2,000
Overseas government-guaranteed bonds	1,240		1,500

Subtotal	5,036		7,500

Non-guaranteed bonds issued on or after October 1, 2008	800		3,500

Long-term borrowings from other than the Government	3,201	(2)	2,600
Other	12,128		3,400

Total	¥21,166		¥17,000

Notes:

(1)	This represents the initial budget at the commencement of the financial year and the first supplementary budget, and does not include any amount budgeted in respect of the Crisis Response Businesses.
(2)	Of this, long-term borrowings from JFC in relation to DBJ’s Crisis Response Business amounted to ¥1,387 hundred million.

Capital Adequacy

In June 2004, The Bank for International Settlements announced amended rules with respect to minimum capital requirements. Based on such amended rules, new guidelines for capital adequacy were introduced in Japan by the Japanese Ministry of Finance and the Japanese Financial Services Agency from March 31, 2007 (referred to as “Basel II” guidelines). Such guidelines apply to financial institutions that handle deposits, including banks, credit associations, credit cooperatives and other institutions, and although DBJ is not directly subject to these requirements, it has elected to comply, with a view to enhancing risk management.

DBJ calculates its capital adequacy ratios using the international standards. With regard to DBJ’s measurement of its capital adequacy ratio, credit risk was calculated using the standardized approach, and operational risk was calculated using the basic indicator approach. As DBJ does not conduct trading operations, DBJ did not calculate the market risk equivalent amount.

Set forth below is a schedule of risk-adjusted assets and details of qualifying capital of DBJ determined on a consolidated basis (as measured pursuant to the Basel II guidelines (international standards)) as of the dates indicated:

	As of March 31,
	2010	2011
	(in millions of yen/percent(1))
Tier I capital:
Capital	¥1,181,194	¥1,181,194
Additional paid-in capital	1,060,466	1,060,466
Retained earnings (losses)	40,779	132,329
Minority interests in consolidated subsidiaries	22,787	5,516
Planned distribution of income (payment to national treasury)	(10,033)	(50,036)
Revaluation loss on other securities	—	—

Total qualifying Tier I capital (A)	2,295,193	2,329,469

Tier II capital:
Unrealized gains on other securities after 55% discount	5,590	7,798
General reserve for possible loan losses	66,416	88,187

Subtotal	72,007	95,985

Tier II capital included as qualifying capital (B)	72,007	95,985

Deductions(2) (C)	525,195	543,446

Total qualifying capital (D) ((A) + (B) – (C))	¥1,842,005	¥1,882,009

Risk-adjusted assets:
On-balance sheet items	¥9,023,320	¥8,677,316
Off-balance sheet items	391,471	257,815

Credit risk assets (E)	9,414,792	8,935,132

Assets related to operational risk equivalent amount (F) ((G)/8%)	213,311	243,451
(Reference: Operational risk equivalent amount (G))	17,064	19,476

Total risk-adjusted assets (H) ((E) + (F))	9,628,103	9,178,584

Total risk-adjusted capital ratio ((D)/(H))	19.13%	20.50%
Total Tier I ratio ((A)/(H))	23.83%	25.37%

Notes:

(1)	Percentages are rounded down.
(2)	Comprised of capital deductions for securitization exposure required under Basel II with the following breakdowns: structured finance (¥239,982 million as of March 31, 2010 and ¥269,252 million as of March 31, 2011), assets held by funds including commitment to the funds (¥189,701 million as of March 31, 2010 and ¥175,106 million as of March 31, 2011), and others.

Risk Management

To ensure management soundness and safety, as well as raise corporate value, DBJ works to manage risk appropriately in line with specific business and risk characteristics. Controlling risk is an issue of utmost importance, and therefore DBJ has established risk management processes and methods.

From the standpoint of comprehensive risk management, DBJ has established a Risk Management Department, which is overseen by a director in an official capacity. DBJ seeks to control its total risk within a specified target range. In addition, DBJ has set risk guidelines for each risk category to help manage total risk.

Risk Management System

DBJ conducts risk management from the perspectives of maintaining financial soundness and improving operational efficiency, which are the prerequisites to ongoing operational viability. To ensure appropriate management of individual risk categories, DBJ has developed a risk management system that clarifies which department is responsible for each type of risk. The Risk Management Department oversees comprehensive asset/liability and risk management activities. The ALM & Risk Management Committee, consisting of DBJ’s executives, deliberates on important matters concerning risks and conducts regular monitoring, in line with the basic policy related to comprehensive risk management approved by the Board of Directors.

Credit Risk Management

Credit risk refers to the risk of sustaining losses resulting from a decline in the value of assets due to deterioration in the financial condition of the borrower. Credit risk management requires credit management of individual loans as well as bankwide portfolio management.

Credit Administration of Individual Loans

When making an investment or loan, DBJ examines the entity’s project viability and the project’s profitability from a fair and neutral standpoint, as well as its benefits. DBJ also has an internal borrower rating system. DBJ is not subject to the Banking Law or the Financial Revitalization Law but carries out independent asset assessments in line with internal policies for self-assessment of credit quality based on the Financial Services Agency’s Financial Inspection Manual. The results of self-assessments are subject to an audit by an auditing corporation and are reported to the management. Credit risk and amounts are monitored to confirm they are within the limits established for individual borrowers. The sales and credit analysis departments hold separate roles in the screening and administering of credit for individual loans and each department keeps the operations of the other in check. The Committee on Investment and Loan Decisions meets as needed to deliberate important issues concerning the management and governance of individual loans. These mutual checking functions serve to ensure the appropriateness of lending operation and management environment.

Portfolio Management

DBJ performs a comprehensive analysis of data based on borrower ratings, and calculates the loan portfolio’s overall exposure to credit risk. Credit risk exposure can be classified as (i) expected loss (EL), the average loss expected during a specific loan period; and (ii) unexpected loss (UL), the maximum loss that could incur at a certain rate of probability. The EL and UL calculations are reported to the ALM & Risk Management Committee. Monitoring the situation and considering countermeasures allow DBJ to control risk and devise effective measures to improve risk return.

Market and Liquidity Risk Management

Market Risk

Market risk can be broadly classified into interest rate risk, exchange risk and stock market risk. Market risk describes the risk of loss from fluctuations in the value of assets or liabilities (including off-balance sheet items), owing to changes in interest rates, exchange rates, stock markets and various other markets. DBJ divides these risks broadly into interest rate risk and exchange risk.

(a) Interest Rate Risk

Interest rate fluctuations can create mismatches on rates of interest on assets and liabilities or on interest periods, creating the risk of reduced profits or the risk of losses. Interest rate risk can reduce the economic value of DBJ’s assets or interest income. DBJ calculates and analyzes risk exposure with cash flow ladder analyses (gap analysis), value at risk (VaR), interest rate sensitivity analyses (basis point value), and other methods. A portion of the interest rate risk associated with lending operations is covered through interest rate swaps, which are used solely for hedging purposes. DBJ does not have any trading-related risk because it does not engage in trading (specified transactions).

(b) Exchange Risk

Exchange risk is the risk of loss due to unexpected shifts in exchange prices, and this risk affects entities holding a net excess of assets or liabilities denominated in foreign currencies. Exchange risk entails the possibility of a decline in the economic value of DBJ’s assets due to the impact of changes in currency exchange rates. DBJ’s exchange risk derives from foreign currency investment and financing and issuing foreign currency bonds. DBJ uses currency swaps and other instruments to hedge this risk. DBJ manages counterparty risk in swap transactions, the risk that the counterpart in the swap transaction will be unable to fulfill its obligation, by continually monitoring the creditworthiness of all counterparties, and by diversifying transactions among several institutions.

Liquidity Risk

Liquidity risk is the risk of a mismatch occurring in the periods when funds are used and raised, causing unexpected differences in the flow of funds (cash liquidity risk). This situation makes securing funds difficult and creates situations in which interest rates on borrowed funds are substantially higher than usual rates. At such times, because of market complexities entities in these circumstances may become unable to participate in market transactions, compelling them to conduct transactions under substantially less favorable terms than otherwise would be the case. The risk of losses for these reasons is known as market liquidity risk.

As its main methods of acquiring funds, in addition to issuing corporate bonds and taking out long-term loans, DBJ relies on the stable procurement of long-term funds from the government’s Fiscal Investment and Loan Program (FILP) and government-guaranteed bonds rather than on short-term funds such as deposits. To meet unexpected short-term funding requirements, funds on hand are used, taking security and liquidity into consideration. Overdraft lines of credit have been established with multiple other financial institutions. Additionally, DBJ maintains daytime liquidity by using the Bank of Japan’s Real Time Gross Settlement (RTGS), whereby settlements are made instantly for each transaction. Every effort is made to ensure that settlement conditions are managed appropriately. In addition to credit risk, the ALM & Risk Management Committee deliberates DBJ’s market risk and liquidity risk.

Operational Risk Management

DBJ defines operational risk as the risk of loss arising from internal processes, people or systems that are inappropriate or nonfunctioning, or from external events. DBJ works to establish a risk management system to minimize risk and prevent potential risks from materializing. The General Risk Management Committee has been established to deliberate topics concerning operational risk management. Within operational risk management, DBJ conducts operational risk management and systems risk management as described below.

Operational Risk Management

Operational risk refers to the risk of sustaining losses resulting from employees neglecting to perform their duties correctly or from accidents, fraud, and the like. To reduce or prevent operational risk, DBJ prepares manuals, performs checks on administrative procedures, provides education and training and uses systems to reduce the burden of administrative duties.

System Risk Management

Systems risk refers to the risk of loss due to a computer system breakdown or malfunction, system defects, or improper computer usage. To properly manage systems risk, DBJ has implemented the following internal processes to optimize systems risk management. The Information Resources Department is responsible for managing DBJ’s system risk centrally, based on its system risk management regulations. By determining security standards from a variety of viewpoints, from information system planning and development to operation and use, the department extends the system risk management system bankwide, and addresses appropriate system risk management operations.

Competition

Prior to October 1, 2008, the laws relating to the Predecessor provided that, in conducting its operations, the Predecessor should supplement or encourage financing activities by commercial financial institutions and not to compete with them, as well as that the Predecessor might only make loans and/or provide guarantees to any business where the execution of such business through procurement of funds or investment on commercial terms from parties other than the Predecessor would be difficult.

However, since October 1, 2008, DBJ’s objective has been changed under the DBJ Law (See “Business – Purpose and Authority”).

Currently, general financial institutions are broadly divided into commercial banks, which provide mainly senior loans, and other financial institutions such as private equity funds and certain investment banks which provide mezzanine and equity funding. DBJ believes that it is differentiated from both types of financial institutions through its ability to provide both types of services in an integrated manner at a reasonable scale. It also believes that its business model enables it to appropriately share risks with commercial banks which extend senior loans, which it believes make it less prone to competition with so-called “mega banks” in Japan.

However, competition in the domestic and international financial services markets has become extremely competitive, and a number of financial institutions have a competitive advantage over DBJ in terms of assets and numbers of customers, branches and employees, and it is expected that the competition relating to DBJ’s businesses will become increasingly intense.

Legal Proceedings

Neither DBJ nor any of its subsidiaries has been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which DBJ is aware) during the 12 months preceding the date of this document which may have or has had in the recent past significant effects on the financial position or profitability of DBJ or the Group.

Employees

As of March 31, 2011, DBJ employed 1,203 employees on a consolidated basis.

Subsidiaries and Affiliates

As of March 31, 2011, DBJ had 16 consolidated subsidiaries, as well as 15 non-consolidated subsidiaries (none of which was accounted for by the equity method) and 102 affiliates (14 of which were accounted for by the equity method). In addition, as of the same date, DBJ owned greater than 20% but less than a majority of the voting rights of 13 companies, which were not considered to be affiliates because DBJ made these investments as part of its financing operations and did not intend to obtain the ability to exercise significant influence on their operating and financing policies. The following table sets forth certain information about DBJ’s consolidated subsidiaries as of March 31, 2011:

Name	Paid-in capital	Capital owned directly or indirectly by DBJ(1)	Principal business
	(in millions of yen, unless otherwise indicated)	(percent)
Consolidated Subsidiaries

DBJ Business Investment Co., Ltd.	¥40	100.0%	Investment consulting

New Business Investment Co., Ltd.	99	100.0	Investment in entities engaged in new businesses

DBJ Capital Co., Ltd.	99	100.0	Administration of investment partnerships

DBJ Capital Investment Fund No.1.	977	100.0 (0.0)	Investment partnership

DBJ Capital Investment Fund No.2.	600	100.0 (0.0)	Investment partnership

DBJ New Business Investment Fund	1,781	100.0	Investment partnership

DBJ Credit Line, Ltd.	50	100.0	Acquisition of trust certificates, administration and direction of trusts

Japan Economic Research Co., Ltd.	479	100.0	Research, consulting and advisory

DBJ Singapore Limited	Singapore dollar 1 million	100.0	Investment and lending support, advisory

DBJ Europe Limited	Euro 7 million	100.0	Investment and lending support, advisory

DBJ Real Estate Co., Ltd.	80	100.0	Real estate leasing

DBJ Investment Advisory Co., Ltd.	68	50.6	Investment advisory and agency business

DBJ Corporate mezzanine partners Co., Ltd.(2)	3	100.0	Administration of investment partnership

UDS Corporate Mezzanine Investment Limited Liability Partnership(2)	29,586	50.0 (0.0)	Investment partnership

UDS Corporate Mezzanine No.3 Investment Limited Liability Partnership	33,619	50.0 (0.0)	Investment partnership

Asuka DBJ Investment Limited Liability Partnership(2)	6,680	49.4	Investment partnership

Notes:

(1)	Figures in parentheses denote indirect ownership.
(2)	Accounted for as consolidated subsidiaries despite the ownership being less than 50%, due to DBJ’s effective control.

MANAGEMENT

DBJ’s board of directors has the ultimate responsibility for the administration of its affairs. DBJ’s articles of incorporation provide for a board of directors of not more than 13 directors and provide for not more than five corporate auditors. All directors and corporate auditors are elected by DBJ’s shareholders at general meetings of shareholders (currently, the Japanese Government is the sole shareholder), but the election of each corporate auditor is subject to approval of the Minister of Finance pursuant to the DBJ Law. The normal term of office for directors is one year, and the normal term of office for corporate auditors is four years, but directors and corporate auditors may serve any number of consecutive terms. The board of directors shall elect from among its members, a President and Chief Executive Officer, and may elect from among its members, a Chairman of the Board and one or more Deputy Presidents, Executive Directors and Managing Directors. The board of directors also elects one or more representative directors from among its members, but such election is subject to approval of the Minister of Finance. Each representative director has the authority to represent DBJ in the conduct of its affairs.

The corporate auditors form the board of corporate auditors. The board of corporate auditors has a statutory duty to prepare and submit an audit report to the board of directors each year based on the audit reports issued by the individual corporate auditors that year. The board of corporate auditors is empowered to establish audit principles, the method of examination by the corporate auditors of DBJ’s affairs and financial position and any other matters relating to the performance of the corporate auditors’ duties.

DBJ is required to appoint independent auditors, who have the statutory duties of examining the financial statements, prepared on a basis consistent with accounting principles generally accepted in Japan, to be submitted to the shareholders by directors, and preparing their audit report thereon. Deloitte Touche Tohmatsu LLC are DBJ’s independent auditors.

The names of the directors and corporate auditors of DBJ as at the date of this document are as follows:

Name	Title	Principal Activities outside DBJ
Directors

Toru Hashimoto(1)	President and Chief Executive Officer	—

Hideto Fujii(1)	Deputy President	—

Masanori Yanagi(1)	Deputy President	—

Yo Takeuchi	Managing Executive Officer	—

Mitsuhiro Usui	Managing Executive Officer	—

Tetsuhiko Shindo	Managing Executive Officer	—

Hajime Watanabe	Managing Executive Officer	—

Akio Mimura(2)	Director	Representative Director and Chairman of Nippon Steel Corporation

Kazuo Ueda(2)	Director	Professor, Faculty of Economics, The University of Tokyo

Corporate Auditors

Takeshi Kobayashi	Standing Corporate Auditor	—

Yasuhito Mitani	Standing Corporate Auditor	—

Kazuyoshi Arakawa(3)	Standing Corporate Auditor	—

Makoto Ito(3)	Corporate Auditor	Professor, Waseda Law School, Waseda University; attorney-at-law

Shinji Hatta(3)	Corporate Auditor	Professor, Graduate School of Professional Accountancy, Aoyama Gakuin University

Notes:

(1)	Representative director.
(2)	Outside director under the Company Law.
(3)	Outside corporate auditor under the Company Law.

All of the above officers are engaged in the business of DBJ on a full-time basis except Mr. Akio Mimura, Mr. Kazuo Ueda, Mr. Makoto Ito and Mr. Shinji Hatta. The business address of all of the above officers is 9-1, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-0004, Japan.

None of the above officers have any conflict between their duties to DBJ and their private interests and/or other duties.

DEBT RECORD

There has been no default in the payment of interest or principal on any obligation of DBJ or its predecessors.

CONSOLIDATED FINANCIAL STATEMENTS OF DEVELOPMENT BANK OF JAPAN INC.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

 Development Bank of Japan Inc.:

We have audited the accompanying consolidated balance sheets of Development Bank of Japan Inc. and consolidated subsidiaries (the “Bank”) as of March 31, 2011 and 2010, and the related consolidated statements of income for the years then ended, the consolidated statement of comprehensive income for the year ended March 31, 2011, and the related consolidated statements of changes in equity, and cash flows for the years then ended, all expressed in Japanese yen. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Development Bank of Japan Inc. and consolidated subsidiaries as of March 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in Japan.

Our audits also comprehended the translation of Japanese yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 1. Such U.S. dollar amounts are presented solely for the convenience of readers outside Japan.

/s/ Deloitte Touche Tohmatsu LLC

DELOITTE TOUCHE TOHMATSU LLC
Tokyo, Japan

June 20, 2011 (June 23, 2011 as to Note 32)

CONSOLIDATED BALANCE SHEETS

Development Bank of Japan Inc. and Consolidated Subsidiaries

As of March 31, 2011 and 2010

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2011	2010	2011
Assets
Cash and due from banks (Note 28)	¥233,297	¥168,696	$2,805,741
Call loans and bills bought (Note 28)	61,852	125,000	743,860
Reverse repurchase agreements (Note 3)	—	179,991	—
Money held in trust (Notes 28 and 30)	24,819	30,740	298,492
Securities (Notes 3, 14, 28 and 30)	1,165,580	1,289,495	14,017,804
Loans (Notes 4, 5, 14 and 28)	13,031,480	13,514,661	156,722,553
Other assets (Notes 6 and 14)	122,296	89,701	1,470,790
Tangible fixed assets (Note 7)	181,486	162,227	2,182,643
Intangible fixed assets	5,960	5,098	71,686
Deferred tax assets (Note 24)	36,137	44,383	434,602
Customers’ liabilities for acceptances and guarantees (Note 13)	145,068	192,172	1,744,661
Allowance for loan losses (Notes 8 and 28)	(161,607)	(203,422)	(1,943,564)
Allowance for investment losses	(1,158)	(3,004)	(13,932)

Total assets	¥14,845,213	¥15,595,740	$178,535,338

Liabilities and equity
Liabilities:
Debentures (Notes 9, 14 and 28)	¥3,312,713	¥3,504,212	$39,840,209
Call money and bills sold (Note 28)	—	153,000	—
Borrowed money (Notes 10 and 28)	8,576,482	9,082,479	103,144,706
Corporate bonds (Notes 9 and 28)	316,675	242,181	3,808,488
Other liabilities (Notes 11 and 12)	52,981	49,780	637,174
Accrued bonuses to employees	4,581	2,238	55,096
Accrued bonuses to directors and corporate auditors	17	22	209
Reserve for employees’ retirement benefits (Note 23)	25,885	32,613	311,317
Reserve for directors’ and corporate auditors’ retirement benefits	52	34	629
Reserve for contingent losses	711	2,815	8,554
Reserve for losses on headquarter relocation	—	6,536	—
Deferred tax liabilities (Note 24)	48	114	589
Acceptances and guarantees (Note 13)	145,068	192,172	1,744,661

Total liabilities	12,435,218	13,268,201	149,551,631

Equity:
Common stock authorized, 160,000 thousand shares in 2011 and 2010; issued, 43,623 thousand shares in 2011 and 2010 (Note 15)	1,181,194	1,181,194	14,205,580
Capital surplus (Note 15)	1,060,466	1,060,466	12,753,654
Retained earnings (Note 15)	132,329	40,779	1,591,458
Accumulated other comprehensive income:
Unrealized gain on available-for-sale securities (Note 30)	13,169	11,091	158,382
Deferred gain on derivatives under hedge accounting	17,406	11,154	209,343
Foreign currency translation adjustments	(101)	(54)	(1,223)

Total	2,404,464	2,304,630	28,917,195

Minority interests	5,530	22,908	66,511

Total equity	2,409,995	2,327,538	28,983,706

Total liabilities and equity	¥14,845,213	¥15,595,740	$178,535,338

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

Development Bank of Japan Inc. and Consolidated Subsidiaries

For the years ended March 31, 2011 and 2010

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2011	2010	2011
Income
Interest income:	¥298,929	¥301,482	$3,595,066
Interest on loans	271,860	278,176	3,269,513
Interest and dividends on securities	19,268	15,793	231,734
Interest on call loans and bills bought	165	55	1,989
Interest on reverse repurchase agreements	149	322	1,802
Interest on due from banks	171	116	2,067
Interest on swaps	7,238	6,996	87,059
Other interest income	75	22	902
Fees and commissions (Note 17)	9,998	15,683	120,251
Other operating income (Note 18)	12,642	19,880	152,043
Other income (Note 19)	42,275	16,661	508,423

Total income	363,846	353,707	4,375,784

Expenses
Interest expense:	172,231	180,111	2,071,337
Interest on debentures	52,920	55,409	636,451
Interest on call money and bills sold	149	64	1,796
Interest on borrowed money	116,646	122,527	1,402,848
Interest on short-term corporate bonds	10	—	127
Interest on corporate bonds	2,500	2,105	30,072
Other interest expense	3	4	43
Fees and commissions (Note 20)	607	1,043	7,311
Other operating expenses (Note 21)	12,012	34,072	144,473
General and administrative expenses	36,708	35,037	441,476
Other expenses (Note 22)	37,903	52,336	455,847

Total expenses	259,464	302,602	3,120,444

Income before income taxes and minority interests	104,381	51,105	1,255,339

Income taxes (Note 24):
Current	371	25,382	4,470
Deferred	944	(14,558)	11,356

Total income taxes	1,315	10,824	15,826

Net income before minority interests	103,065		1,239,513

Minority interests in net income	1,481	387	17,818

Net income	¥101,583	¥39,893	$1,221,695

	Yen		U.S. Dollars (Note 1)
Per share of common stock (Note 16)
Basic net income	¥2,328.63	¥970.47	$28.01
Cash dividend applicable to the year	1,147	230	13.79

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

Development Bank of Japan Inc. and Consolidated Subsidiaries

For the year ended March 31, 2011

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	2011	2011
Net income before minority interests	¥103,065	$1,239,513
Other comprehensive income (Note 26)
Unrealized gain on available-for-sale securities	2,073	24,939
Deferred gain on derivatives under hedge accounting	6,273	75,445
Foreign currency translation adjustments	(46)	(563)
Share of other comprehensive income in affiliates accounted for by the equity method	(22)	(268)

Total other comprehensive income	8,277	99,553

Comprehensive income (Note 26)	¥111,343	$1,339,066

Total comprehensive income attributable to (Note 26)
Owners of the parent	¥109,867	$1,321,322
Minority interests	1,475	17,745

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Development Bank of Japan Inc. and Consolidated Subsidiaries

For the years ended March 31, 2011 and 2010

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2011	2010	2011
Common stock:
Balance at beginning of year	¥1,181,194	¥1,000,000	$14,205,580
Issuance of new shares of common stock	—	181,194	—

Balance at end of year	1,181,194	1,181,194	14,205,580

Capital surplus:
Balance at beginning of year	1,060,466	1,157,715	12,753,654
Transfer from capital surplus to retained earnings	—	(97,248)	—

Balance at end of year	1,060,466	1,060,466	12,753,654

Retained earnings:
Balance at beginning of year	40,779	(96,363)	490,430
Cash dividends	(10,033)	—	(120,667)
Transfer from capital surplus to retained earnings	—	97,248	—
Net income	101,583	39,893	1,221,695

Balance at end of year	132,329	40,779	1,591,458

Accumulated other comprehensive income:
Unrealized gain on available-for-sale securities:
Balance at beginning of year	11,091	(1,667)	133,390
Net change during the year	2,078	12,759	24,993

Balance at end of year	13,169	11,091	158,382

Deferred gain on derivatives under hedge accounting:
Balance at beginning of year	11,154	17,182	134,147
Net change during the year	6,252	(6,028)	75,197

Balance at end of year	17,406	11,154	209,343

Foreign currency translation adjustments:
Balance at beginning of year	(54)	3	(660)
Net change during the year	(46)	(58)	(563)

Balance at end of year	(101)	(54)	(1,223)

Minority interests:
Balance at beginning of year	22,908	9,586	275,509
Net change during the year	(17,378)	13,322	(208,998)

Balance at end of year	5,530	22,908	66,511

Total equity:
Balance at beginning of year	2,327,538	2,086,456	27,992,050
Issuance of new shares of common stock	—	181,194	—
Cash dividends	(10,033)	—	(120,667)
Net income	101,583	39,893	1,221,695
Net change during the year	(9,094)	19,994	(109,371)

Balance at end of year	¥2,409,995	¥2,327,538	$28,983,706

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Development Bank of Japan Inc. and Consolidated Subsidiaries

For the years ended March 31, 2011 and 2010

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2011	2010	2011
Cash flows from operating activities:
Income before income taxes and minority interests	¥104,381	¥51,105	$1,255,339
Adjustments for:
Depreciation	1,984	1,948	23,864
Amortization of goodwill	—	1,858	—
Losses on impairment of long-lived assets	21	0	262
Equity in gains of affiliates	(1,837)	(958)	(22,100)
Decrease in allowance for loan losses	(41,815)	(73,267)	(502,891)
Decrease in allowance for investment losses	(1,845)	(1,289)	(22,200)
Increase in accrued bonuses to employees	2,342	14	28,169
(Decrease) increase in accrued bonuses to directors and corporate auditors	(4)	1	(57)
(Decrease) increase in reserve for employees’ retirement benefits	(6,727)	562	(80,904)
(Decrease) increase in reserve for contingent losses	(2,104)	2,815	(25,304)
Increase in reserve for losses on headquarter relocation	—	6,536	—
Interest income	(298,929)	(301,482)	(3,595,066)
Interest expense	172,231	180,111	2,071,337
Loss on securities – net	7,923	58,006	95,293
Gain on money held in trust – net	(623)	(1,478)	(7,495)
Foreign exchanges losses	15,330	4,291	184,367
(Gain) loss on sales of fixed assets – net	(3)	40	(45)
Net decrease (increase) in loans	483,181	(1,505,805)	5,810,961
Net (decrease) increase in debentures	(191,498)	72,615	(2,303,054)
Net (decrease) increase in borrowed money	(505,997)	1,014,586	(6,085,358)
Net increase in corporate bonds	74,494	160,758	895,906
Net increase in due from banks	(9,665)	(5,181)	(116,245)
Net decrease in call loans and bills bought	63,148	20,000	759,447
Net decrease in reverse repurchase agreements	179,991	195,975	2,164,655
Net (decrease) increase in call money and bills sold	(153,000)	153,000	(1,840,048)
Interest received	303,109	282,534	3,645,328
Interest paid	(175,029)	(181,437)	(2,104,987)
Other – net	(2,107)	(93,583)	(25,347)

Sub-total	16,948	42,279	203,828
Payments for income taxes	(15,157)	(42,293)	(182,295)

Net cash provided by (used in) operating activities	1,790	(14)	21,532

Cash flows from investing activities:
Payments for purchases of securities	(1,727,311)	(2,195,175)	(20,773,434)
Proceeds from sales of securities	362,248	15,859	4,356,566
Proceeds from redemption of securities	1,469,407	2,087,747	17,671,774
Payments for increase of money held in trust	(1,215)	(3,418)	(14,612)
Proceeds from decrease of money held in trust	8,111	1,608	97,550
Payments for purchases of tangible fixed assets	(26,021)	(934)	(312,946)
Proceeds from sales of tangible fixed assets	17	23	205
Payments for purchases of intangible fixed assets	(2,020)	(1,504)	(24,304)
Proceeds from sales of intangible fixed assets	0	—	8
Payments for purchases of stocks of subsidiaries	—	(4,339)	—

Net cash provided by (used in) investing activities	83,217	(100,135)	1,000,808

Cash flows from financing activities:
Payments for cash dividends	(10,033)	—	(120,667)
Proceeds from issuance of stock	—	181,194	—
Proceeds from issuance of securities to minority shareholders of subsidiaries	2,848	16,600	34,252
Dividends paid to minority shareholders of subsidiaries	(22,439)	(1,313)	(269,868)

Net cash (used in) provided by financing activities	(29,624)	196,481	(356,284)

Foreign currency translation adjustments on cash and cash equivalents	(553)	(346)	(6,660)

Net increase in cash and cash equivalents	54,828	95,984	659,397

Cash and cash equivalents of newly consolidated subsidiaries	106	7	1,284

Cash and cash equivalents at beginning of year	144,756	48,763	1,740,908

Cash and cash equivalents at end of year	¥199,692	¥144,756	$2,401,588

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Development Bank of Japan Inc. and Consolidated Subsidiaries

For the years ended March 31, 2011 and 2010

1. BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with the provisions set forth in the Japanese Financial Instruments and Exchange Act and its related accounting regulations and Ministerial Ordinance for Accounting of the Development Bank of Japan Inc. (“DBJ Inc.”) and in conformity with accounting principles generally accepted in Japan (“Japanese GAAP”), which are different in certain respects as to application and disclosure requirements of International Financial Reporting Standards.

Under Japanese GAAP, a consolidated statement of comprehensive income is required from the fiscal year ended March 31, 2011 and has been presented herein. Accordingly, accumulated other comprehensive income is presented in the consolidated balance sheets and the consolidated statements of changes in equity. Information with respect to other comprehensive income for the year ended March 31, 2010 is disclosed in Note 26. In addition, “net income before minority interests” is disclosed in the consolidated statement of income from the year ended March 31, 2011.

In preparing these consolidated financial statements, certain reclassifications and rearrangements have been made to the consolidated financial statements issued domestically in order to present them in a form which is more familiar to readers outside Japan. In addition, certain reclassifications have been made in the 2010 financial statements to conform to the classifications used in 2011.

The amounts indicated in millions of yen are rounded down by omitting the figures less than one million yen. Accordingly, the sum of each amount appearing in the accompanying financial statements and the notes thereto may not be equal to the sum of the individual account balances. Amounts in U.S. dollars are presented solely for the convenience of readers outside Japan. The rate of ¥83.15=$1.00, the effective exchange rate prevailing as of March 31, 2011, has been used in the conversion. The presentation of such amounts is not intended to imply that Japanese yen amounts have been or could have been readily translated, realized or settled in U.S. dollars at that rate or any other rate.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Principles of Consolidation

(1) Scope of Consolidation

Under the control concept, companies in which DBJ Inc., directly or indirectly, is able to exercise control over operations are fully consolidated. On September 8, 2006, the Accounting Standards Board of Japan (“ASBJ”) issued Practical Issues Task Force No. 20, “Practical Solution on Application of Control Criteria and Influence Criteria to Investment Associations” which was effective for the period and the fiscal years ending on or after September 8, 2006. The practical solution clarifies how the control and influence concept should be practically applied to the consolidation scope of collective investment vehicles, such as limited partnerships, Tokumei Kumiai and other entities with similar characteristics.

(i) Consolidated Subsidiaries

The number of consolidated subsidiaries as of March 31, 2011 and 2010 is 16 and 13, respectively. The consolidated subsidiaries as of March 31, 2011 are as follows:

DBJ Business Investment Co., Ltd.

DBJ Corporate Mezzanine Partners Co., Ltd.

UDS Corporate Mezzanine Limited Partnership

UDS Corporate Mezzanine No. 3 Limited Partnership

DBJ Credit Line, Ltd.

New Business Investment Co., Ltd.

DBJ Singapore Limited

Japan Economic Research Institute Inc.

Asuka DBJ Investment LPS

DBJ Europe Limited

DBJ Real Estate Co., Ltd.

DBJ Investment Advisory Co., Ltd.

DBL Capital Co., Ltd.

DBJ Capital Investment Fund No.1

DBJ New Business Investment Fund

DBJ Capital Investment Fund No.2

In the year ended March 31, 2011, DBJ Capital Co., Ltd. was newly consolidated due to increased materiality, and DBJ Capital Investment Fund No.1, DBJ New Business Investment Fund and DBJ Capital Investment Fund No.2 were newly consolidated upon their formation. New Business Investment No.1 Investment Limited Liability Partnership, which was a consolidated subsidiary, was deconsolidated due to liquidation.

In the year ended March 31, 2010, UDS Corporate Mezzanine No. 3 Limited Partnership was newly consolidated due to growing importance, and DBJ Europe Limited, DBJ Real Estate Co., Ltd. and DBJ Investment Advisory Co., Ltd. were newly consolidated upon their formation.

(ii) Unconsolidated Subsidiaries

The numbers of unconsolidated subsidiaries as of March 31, 2011 and 2010 are 15 and 14, respectively. The major unconsolidated subsidiary as of March 31, 2011 and 2010 was UDS II Corporate Mezzanine Limited Partnership.

Unconsolidated subsidiaries are excluded from the scope of consolidation because such exclusion has no material impact on the consolidated financial statements in terms of total assets, income, net income, retained earnings and deferred hedge gains and losses.

(iii) Entities not recognized as subsidiaries where DBJ Inc. owns the voting rights over 50%

The following companies of which DBJ Inc. owns the voting rights over 50% were not recognized as subsidiaries, since DBJ Inc.’s intent is to nurture the venture business and not to exercise control over their operating and financing policies:

As of March 31, 2011

Hydro-Device Company, Limited

As of March 31, 2010

Dyflex Holdings Co.

Hydro-Device Company, Limited

(2) Application of the Equity Method

Under the influence concept, unconsolidated subsidiaries and affiliates over which DBJ Inc. has the ability to exercise significant influence are accounted for by the equity method.

(i) Unconsolidated subsidiaries not accounted for by the equity method

The number of unconsolidated subsidiaries not accounted for by the equity method as of March 31, 2011 and 2010 was 15 and 14, respectively. The major unconsolidated subsidiary not accounted for by the equity method was UDS II Corporate Mezzanine Limited Partnership.

(ii) Affiliates accounted for by the equity method

The number of affiliates accounted for by the equity method as of March 31, 2011 and 2010 was 14. The major affiliates accounted for by the equity method as of March 31, 2011 and 2010 were as follows:

Makuhari Messe, Inc.

Hokkaido International Airlines Co., Ltd.

Urban Redevelopment Private Fund

(iii) Affiliates not accounted for by the equity method

The number of affiliates not accounted for by the equity method as of March 31, 2011 and 2010 was 88 and 91, respectively. One of the major affiliates as of March 31, 2011 and 2010 was:

New Perspective One LLC

Unconsolidated subsidiaries and affiliates that are not accounted for by the equity method have been excluded from the scope of the equity method because their aggregate effect in terms of net income, retained earnings and deferred gains and losses has no material impact on the consolidated financial statements of DBJ Inc.

(iv) Entities not recognized as affiliates where DBJ Inc. owns the voting rights between 20% and 50%

The following companies of which DBJ Inc. owns the voting rights between 20% and 50% were not recognized as affiliates accounted for by the equity method, since DBJ Inc.’s intent is to nurture the venture business and not to exercise significant influence on their operating and financing policies:

As of March 31, 2011

Siti, Inc.

Gordon Brothers Japan Co., Ltd.

Narumi Corporation

Shinwa Seiko Corporation

Mediclude Co., Ltd.

Green Power Investment Corporation

Advangen, Inc.

Vaxiva Biosciences

Asahi Fiber Glass Company, Limited

Takumi Technology Corp.

Nihon Shoryoku Kikai Co., Ltd.

PRISM BioLab Corporation

Izumi Products Company

As of March 31, 2010

Sunsay International Technology, Inc.

Gordon Brothers Japan Co., Ltd.

Narumi Corporation

Shinwa Seiko Corporation

Mediclude Co., Ltd.

Green Power Investment Corporation

Advangen, Inc.

Vaxiva Biosciences

Asahi Fiber Glass Company, Limited

Takumi Technology Corp.

Nihon Shoryoku Kikai Co., Ltd.

PRISM BioLab Corporation

(3) Balance Sheet Dates of Consolidated Subsidiaries

Balance sheet dates of consolidated subsidiaries are as follows:

	Number of subsidiaries
	2011	2010
December 31	7	6
March 31	9	7

Consolidated subsidiaries are consolidated based on the financial statements that are prepared as of their year-end balance sheet date.

The necessary adjustments are made in the consolidated financial statements to reflect material transactions that occur between the year-end balance sheet date of the subsidiary and the consolidated balance sheet date.

(4) Valuation of Consolidated Subsidiaries’ Assets and Liabilities

Assets and liabilities of newly consolidated subsidiaries are measured at fair value at the date of acquisition of control.

(5) Elimination of Intercompany Balances and Transactions

All significant intercompany balances and transactions have been eliminated in consolidation. All material unrealized profit resulting from transactions between DBJ Inc. and its consolidated subsidiaries is eliminated.

(6) Amortization of Goodwill

The difference between the fair value of net assets and the cost of the acquired subsidiary is being amortized on a straight-line basis over the estimated beneficial period not exceeding 20 years. Minor differences are charged to income in the year of acquisition.

The excess of the fair value over the cost of acquired subsidiaries, which had been amortized over not exceeding 20 years in prior years, is recognized as income immediately on and after April 1, 2011 due to the revision of the accounting standard for business combination effective April 1, 2010.

(b) Cash and Cash Equivalents

“Cash and Cash Equivalents” in the consolidated statements of cash flows consist of cash on hand and due from banks. The reconciliation between “Cash and cash equivalents” and “Cash and due from banks” in the consolidated balance sheet is as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Cash and due from banks	¥233,297	¥168,696	$2,805,741
Time deposits with banks	(33,605)	(23,939)	(404,153)

Cash and cash equivalents	¥199,692	¥144,756	$2,401,588

(c) Securities

Held-to-maturity debt securities are stated at amortized cost with amortization computed on a straight-line basis, using the weighted average method. Available-for-sale securities with readily available market quotations are stated at market value (cost is calculated principally using the weighted average method). Financial instruments whose fair value cannot be reliably determined are stated at cost using the weighted average method.

Investments in limited partnerships and other similar partnerships are accounted for at their original cost plus DBJ Inc.’s interest in earnings since acquisition and less any dividends received, based on their most recent financial statements.

Unrealized gains and losses on available-for-sale securities are included in equity, net of income taxes.

Securities which are held as trust assets in money held in trust accounts are valued in the same way as other securities.

(d) Valuation Method for Derivative Financial Instruments

All derivative financial instruments are carried at market value. Except for certain derivatives that are designated as hedging instruments as discussed below, gains or losses on derivative transactions are recognized in the statement of income.

(e) Hedge Accounting

(1) Hedge Accounting

DBJ Inc. applies the deferral method of hedge accounting or the accrual method (*1). The portfolio hedge is accounted for by the method stipulated in “Accounting and Auditing Treatments on the Application of Accounting Standards for Financial Instruments in the Banking Industry,” issued by the Japanese Institute of Certified Public Accountants (the “JICPA Industry Audit Committee Report No. 24”). In addition, foreign currency swaps which are used to hedge foreign currency fluctuations are not translated at market values but at contractual rates, as the foreign currency swap contracts meet the hedging criteria under the Accounting Standards for Financial Instruments.

(2) Hedging Instruments and Hedged Items

•	Hedging Instruments	: Interest rate swaps
	Hedged Items	: Debentures, Borrowed money, Corporate bonds, Securities and Loans

•	Hedging Instruments	: Foreign currency swaps
	Hedged Items	: Foreign currency denominated loans, Debentures and Corporate bonds

(3) Hedging Policy

DBJ Inc. utilizes hedging instruments to hedge interest rates and foreign currency fluctuations on its assets and liabilities. Individual contracts or every constant group are drawn for each hedged item.

(4) Evaluation of Hedge Effectiveness

According to the risk management policy, DBJ Inc. evaluates the effectiveness of the hedges by testing whether the derivatives are effective in reducing the risks associated with the hedged items.

In addition, as for portfolio hedging activities to fix the cash flows, the effectiveness is assessed based on the correlation between the base interest rate index of the hedged cash flow and the hedging instrument.

With respect to an individual hedge, in regards to both interest rate swap contracts which meet the hedging requirements of the accrual method(*1) and foreign currency swap contracts which meet the hedging requirements of the assignment method(*2), under the Accounting Standards for Financial Instruments at the inception date, DBJ Inc. is not required to periodically evaluate hedge effectiveness.

*1.	If interest rate swap contracts are used as hedges and meet certain hedging criteria, the net amount to be paid or received under the interest rate swap contract is added to or deducted from the interest on the assets or liabilities for which the swap contract was executed.

*2.	In cases where foreign currency swaps are used as hedges and meet certain hedging criteria, foreign exchange forward contracts and hedged items are accounted for in the following manner;

(i)	If a foreign currency swap is executed to hedge existing foreign currency assets or liabilities, a) the difference, if any, between the Japanese yen amount of the hedged foreign currency asset or liability translated using the spot rate at the inception date of the contract and the book value of the asset or liability is recognized in the statement of income in the period which includes the inception date, and b) the discount or premium on the contract (that is, the difference between the Japanese yen amount of the contract translated using the contracted forward rate and that translated using the spot rate at the inception date of the contract) is recognized over the term of the contract.

(ii)	If a foreign currency swap is executed to hedge a future transaction denominated in a foreign currency, the future transaction will be recorded using the contracted forward rate, and no gains or losses on the foreign exchange forward contract are recognized.

(f) Fixed Assets

(1) Depreciation of Tangible Fixed Assets

Tangible Fixed Assets are stated at cost less accumulated depreciation. Tangible Fixed Assets of DBJ Inc. are depreciated using the declining-balance method, except for buildings (excluding installed facilities) that are depreciated on a straight-line basis, and depreciation of consolidated subsidiaries is computed principally using the straight-line method based on the estimate durability of assets.

The estimated useful lives are principally as follows:

Buildings	: 3 years to 50 years
Others	: 4 years to 20 years

(2) Amortization of Intangible Fixed Assets

Intangible Fixed Assets are amortized using the straight-line method. Capitalized software for internal use is amortized using the straight-line method based on the estimated useful lives (mainly from 3 to 5 years).

(3) Lease Assets

Depreciation for lease assets is computed by the straight-line method with zero residual value over the lease term.

(g) Long-lived Assets

DBJ Inc. reviews its long-lived assets for impairment whenever events or changes in circumstance indicate the carrying amount of an asset or asset group may not be recoverable. Impairment losses are recognized if the carrying amount of an asset or asset group exceeds the sum of the undiscounted future cash flows expected to result from the continued use and eventual disposition of the asset or asset group. The impairment losses would be measured as the amount by which the carrying amount of the asset exceeds its recoverable amount, which is the higher of the discounted cash flows from the continued use and eventual disposition of the asset or the net selling price at disposition.

(h) Debentures and Corporate Bonds Issuance Costs

“Debentures and Corporate Bonds Issuance Costs” are charged to income as incurred.

(i) Foreign Currency Translation and Revaluation Method

Assets and liabilities denominated in foreign currencies held by DBJ Inc. have been translated at the exchange rates prevailing as of the balance sheet date. Foreign currency accounts held by consolidated foreign subsidiaries are translated into the currency of the subsidiaries at the respective year-end exchange rates. The foreign exchange gains and losses from transactions are recognized in the statement of income to the extent that they are not hedged by forward exchange contracts. The balance sheet accounts of the consolidated foreign subsidiaries are translated into Japanese yen at the current exchange rate as of the balance sheet date except for equity, which is translated at the historical rate. Differences arising from such translation were shown as “Foreign Currency Transaction Adjustments” in a separate component of equity. Revenue and expense accounts of consolidated foreign subsidiaries are translated into yen at the exchange rate prevailing as of the balance sheet date.

(j) Allowance for Loan Losses

DBJ Inc. provides for “Allowance for Loan Losses” as detailed below pursuant to the internal policies for self-assessment of credit quality and loan losses. The allowance for claims on debtors who are legally bankrupt, in special liquidation or effectively bankrupt is provided for based on the amount of claims, after the write-off described below, net of amounts expected to be recovered through disposal of collateral or execution of guarantees. The allowance for claims on debtors who are not legally bankrupt at the moment, but are likely to become bankrupt, and for which future cash flows cannot reasonably be estimated (possibly bankrupt), is provided for at the amount considered to be necessary based on an overall solvency assessment performed on the claims, net of amounts expected to be recovered through disposal of collateral or execution of guarantees. With respect to the claims on debtors who are likely to become bankrupt or to be closely monitored, and for which future cash flows can reasonably be estimated, the allowance is provided for as the difference between the present value of expected future cash flows discounted at the contracted interest rate and the carrying value of the claims. The allowance for claims on debtors other than those described above is provided based on the historical default rate, which is calculated based on the actual defaults over a certain historical period. All claims are assessed initially by the investment and lending departments and then by the Credit Analysis Department, which is independent of the investment and lending departments based on internal policies for self-assessment of credit quality. The allowance is provided for based on the results of the self-assessment.

With respect to the claims on debtors who are legally or substantially bankrupt with collateral or guarantees, the amount of claims exceeding the estimated market values of collateral or guarantees which are deemed uncollectible were written-off, and totaled ¥45,551 million ($547,827 thousand) and ¥115,954 million for the years ended March 31, 2011 and 2010, respectively. The consolidated subsidiaries calculate the general reserve for “normal” categories based on the specific actual historical loss ratio, and the specific reserve for the “possibly bankrupt,” “effectively bankrupt” and “legally bankrupt” categories based on estimated losses, considering the recoverable value.

(k) Allowance for Investment Losses

“Allowance for Investment Losses” is provided for based on the estimated losses on certain investments based on an assessment of the issuers’ financial condition.

(l) Accrued Bonuses to Employees, Directors and Corporate Auditors

“Accrued Bonuses to Employees, Directors and Corporate Auditors” are provided for in the amount of the estimated bonuses which are attributable to the years ended March 31, 2011 and 2010.

(m) Reserve for Employees’ Retirement Benefits

DBJ Inc. has defined benefit pension plans, which consist of a welfare pension fund plan and a lump-sum severance indemnity plan. “Reserve for Employees’ Retirement Benefits” represents future payments for pension and retirement benefits to employees. It is accrued based on the projected benefit obligations and estimated pension plan assets at each fiscal year end. Prior service cost is amortized using the straight-line method over the period of ten years within the employees’ average remaining service period at incurrence. Net actuarial gains and losses is amortized using the straight-line method over the period of ten years within the employees’ average remaining service period commencing from the next fiscal year after incurrence.

        On July 1, 2010, DBJ Inc. obtained an approval from the Minister of Health, Labour and Welfare regarding exemption of future payment duties for a substitute portion of welfare pension fund, following the enforcement of the Act of Corporate Defined Benefit Pension. The amount corresponding to the refund (minimum policy reserve) measured as of March 31, 2011 was ¥7,503 million ($90,235 thousand) and the expected gain, if the paragraph 44-2 of “Practical Guidance concerning Accounting Standard for Retirement Benefits (Interim Report)” (the Japanese Institute of Certified Public Accountants (JICPA), Accounting System Committee Report No. 13) were applied assuming that such amount had been paid at March 31, 2011, would be ¥11,130 million ($133,864 thousand).

(n) Reserve for Directors’ and Corporate Auditors’ Retirement Benefits

“Reserve for Directors’ and Corporate Auditors’ Retirement Benefits” is accrued based on the amount that would be required if all directors and corporate auditors retired at balance sheet date.

(o) Reserve for Contingent Losses

“Reserve for Contingent Losses” is provided for possible contingent losses on loan commitment limits based on individually estimated expected losses.

(p) Reserve for losses on Headquarter Relocation

“Reserve for losses on Headquarter Relocation” is provided for the reasonably estimated relocation costs at the head office of DBJ Inc.

(q) Lease Transactions

In March 2007, the ASBJ issued ASBJ Statement No. 13, “Accounting Standard for Lease Transactions,” which revised the previous accounting standard for lease transactions issued in June 1993. The revised accounting standard for lease transactions was effective for fiscal years beginning on or after April 1, 2008.

Under the previous accounting standard, finance leases that were deemed to transfer ownership of the leased property to the lessee were capitalized. However, other finance leases were permitted to be accounted for as operating lease transactions if certain “as if capitalized” information was disclosed in the note to the lessee’s financial statements. The revised accounting standard requires that all finance lease transactions be capitalized to recognize lease assets and lease obligations in the balance sheet. In addition, the revised accounting standard permits leases which existed at the transition date and do not transfer ownership of the leased property to the lessee to be accounted for as operating lease transactions.

DBJ Inc. applied the revised accounting standard on October 1, 2008. In addition, DBJ Inc. continues to account for leases which existed at March 31, 2008 and were transferred to DBJ Inc. on October 1, 2008, and does not transfer ownership of the leased property to the lessee as operating lease transactions.

(r) Consumption Taxes

Income and expenses subject to consumption taxes exclude related consumption taxes paid or received.

(s) Income Taxes

The provision for income taxes is computed based on the pretax income included in the consolidated statements of income. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred taxes are measured by applying currently enacted tax laws to the temporary differences.

(t) Per Share Information

Basic net income per share is computed by dividing net income available to common stockholders by the weighted-average number of shares of common stock outstanding for the period, retroactively adjusted for stock splits. Diluted net income per share for the years ended March 31, 2011 and 2010 is not disclosed because there are no dilutive securities.

Cash dividends per share presented in the accompanying consolidated statements of income are dividends applicable to the year including dividends to be paid after the end of the year.

(u) Asset Retirement Obligations

In March 2008, the ASBJ issued the accounting standard for asset retirement obligations, ASBJ Statement No.18 “Accounting Standard for Asset Retirement Obligations” and ASBJ Guidance No.21 “Guidance on Accounting Standard for Asset Retirement Obligations”.

Under this accounting standard, an asset retirement obligation is defined as a legal obligation imposed either by law or contract that results from the acquisition, construction, development and the normal operation of a tangible fixed asset and is associated with the retirement of such tangible fixed asset.

The asset retirement obligation is recognized as the sum of the discounted cash flows required for the future asset retirement and is recorded in the period in which the obligation is incurred if a reasonable estimate can be made. If a reasonable estimate of the asset retirement obligation cannot be made in the period the asset retirement obligation is incurred, the liability should be recognized when a reasonable estimate of asset retirement obligation can be made. Upon initial recognition of a liability for an asset retirement obligation, an asset retirement cost is capitalized by increasing the carrying amount of the related fixed asset by the amount of the liability.

The asset retirement cost is subsequently allocated to expense through depreciation over the remaining useful life of the asset. Over time, the liability is accreted to its present value each period. Any subsequent revisions to the timing or the amount of the original estimate of undiscounted cash flows are reflected as an increase or a decrease in the carrying amount of the liability and the capitalized amount of the related asset retirement cost.

This standard was effective for fiscal years beginning on or after April 1, 2010.

DBJ Inc. applied this accounting standard effective April 1, 2010. The effect of this change was to decrease income before income taxes and minority interests for the year ended March 31, 2011 by ¥401 million ($4,824 thousand).

3. SECURITIES

Securities as of March 31, 2011 and 2010 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Japanese government bonds	¥418,710	¥608,089	$5,035,603
Corporate bonds	282,139	184,884	3,393,134
Equities	164,136	203,555	1,973,975
Other securities	300,594	292,966	3,615,092

Total	¥1,165,580	¥1,289,495	$14,017,804

*1.	Investments in unconsolidated subsidiaries and affiliates included in “Equities” as of March 31, 2011 and 2010, are ¥24,293 million ($292,167 thousand) and ¥15,428 million. Investments in unconsolidated subsidiaries and affiliates included in “Other securities” as of March 31, 2011 and 2010, are ¥42,919 million ($516,167 thousand) and ¥38,922 million.
*2.	DBJ Inc. has contingent liabilities for guarantees of corporate bonds among securities which were issued by private placement (Article 2 Paragraph 3 of Financial Instruments and Exchange Law) and amount to ¥697 million ($8,387 thousand) and ¥3,070 million, as of March 31, 2011 and 2010.
*3.	There are no securities repledged as of March 31, 2011 and 2010. Securities accepted under repurchase agreements can be sold or repledged. Securities neither sold nor repledged are ¥179,991 million as of March 31, 2010.
*4.	Marketable securities available-for-sale are considered impaired if there is a considerable decline in the market value below the acquisition cost and such decline is not believed to be recoverable. The difference between the acquisition cost and the market value is the impairment loss for the fiscal year.

The criterion for determining “Considerable decline in market value” is as follows:

Market value declined by 50% or more of the acquisition cost.

Market value declined by 30% or more of the acquisition cost, and such decline is not considered as recoverable.

Impairment losses on marketable securities available-for-sale for the years ended March 31, 2011 and 2010 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Equities	¥8	¥38	$107
Bonds	4,104	28,897	49,358
Other	6	259	79

Total	¥4,119	¥29,195	$49,544

4. NON-PERFORMING LOANS

The amounts of non-performing loans included in “Loans” on the consolidated balance sheets as of March 31, 2011 and 2010 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Loans to bankrupt debtors	¥6,811	¥497,652	$81,913
Delinquent loans	111,000	143,789	1,334,941
Loans past due three months or more	259	23	3,124
Restructured loans	49,210	43,726	591,827

Total	¥167,281	¥685,192	$2,011,805

*1.	The amounts of Loans indicated above are stated at gross amounts, before reduction of the allowance for loan losses.
*2.	“Loans to Bankrupt Debtors” represent non-accrual loans to debtors who are legally bankrupt as defined in Article 96-1-3 and 4 of the Japanese Tax Law Enforcement Regulation.
*3.	“Delinquent Loans” represent non-accrual loans other than (i) Loans to Bankrupt Debtors and (ii) Loans whose interest payments are deferred in order to assist or facilitate the restructuring efforts of borrowers in financial difficulty.
*4.	“Loans Past Due Three Months or More” are loans whose principal or interest payment is three months or more past due and do not fall under the category of “Loans to Bankrupt Debtors” or “Delinquent Loans.”
*5.	“Restructured Loans” are loans whose repayment terms have been modified to the advantage of debtors through means such as a reduction or exemption of interest rates, postponement of principal and interest payments, and forgiveness of loans to support or restructure the debtors’ businesses, and do not fall under the category of “Loans to Bankrupt Debtors,” “Delinquent Loans,” or “Loans Past Due Three Months or More.”

5. COMMITMENTS

Loan commitment limits are contracts under which DBJ Inc. lends to customers up to the prescribed limits in response to customers’ application for loans as long as there is no violation of any condition in the contracts. As of March 31, 2011 and 2010, the amounts of unused commitments are ¥245,482 million ($2,952,291 thousand) and ¥341,159 million. As of March 31, 2011 and 2010, the amounts of unused commitments whose remaining contract term are within one year are ¥132,978 million ($1,599,266 thousand) and ¥127,260 million.

Since many of these commitments expire without being drawn down, the unused amount does not necessarily represent a future cash requirement. Most of these contracts have conditions whereby DBJ Inc. and its subsidiaries can refuse customers’ applications for loans or decrease the contract limits for proper reason (e.g., changes in financial situation, deterioration in customers’ credit worthiness). At the inception of contracts, DBJ Inc. and its subsidiaries obtain real estate, securities or other assets as collateral if considered necessary. Subsequently, DBJ Inc. and its subsidiaries perform periodic reviews of the customers’ business results based on internal rules, and take necessary measures to reconsider conditions in contracts and/or require additional collateral and guarantees.

6. OTHER ASSETS

Other assets as of March 31, 2011 and 2010 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Prepaid expenses	¥11,895	¥15,239	$143,065
Accrued income	40,250	42,293	484,076
Derivatives	49,509	23,715	595,421
Other	20,640	8,452	248,228

Total	¥122,296	¥89,701	$1,470,790

7. TANGIBLE FIXED ASSETS

Tangible fixed assets as of March 31, 2011 and 2010 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Buildings	¥9,191	¥13,976	$110,545
Land	47,808	147,396	574,962
Leased assets	74	121	891
Construction in progress	123,589	126	1,486,349
Other	822	606	9,896

Total	¥181,486	¥162,227	$2,182,643

Note:	Accumulated depreciation of tangible fixed assets as of March 31, 2011 and 2010, is ¥1,837 million ($22,094 thousand) and ¥1,423 million.

8. ALLOWANCE FOR LOAN LOSSES

An allowance for loan losses as of March 31, 2011 and 2010 is as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
General allowance for loan losses	¥88,187	¥66,416	$1,060,580
Specific allowance for loan losses	73,420	137,005	882,984

Total	¥161,607	¥203,422	$1,943,564

9. DEBENTURES AND CORPORATE BONDS

Debentures and corporate bonds as of March 31, 2011 and 2010 are as follows:

	Issue date	Interest rate (%)	Maturity date	Millions of Yen			Thousands of U.S. Dollars
				2011		2010	2011
Debentures
Japanese government-guaranteed bonds 1-23*[1,5,6]	Aug. 2000-	0.8-2.2	Aug. 2010-	¥682,486		¥882,338	$8,207,895
	Aug. 2008		Jun. 2023	[49,991	]		[601,223	]
Japanese government-guaranteed bonds 1-9	Nov. 2008-	0.4-2.1	Jul. 2016-	348,923		269,233	4,196,320
	Sep. 2010		Feb. 2024
Japanese government-guaranteed foreign bond 67*[2,5]	Sep. 1998	1.81	Sep. 2028	25,070		25,075	301,515
Japanese government-guaranteed foreign bonds 1-14*[1,5],6	Nov. 1999-	1.05-6.875	Jun. 2010-	936,344		1,036,122	11,260,907
	Nov. 2007		Nov. 2027	[158,598	]		[1,907,380	]
Japanese government-guaranteed Euro MTN bonds 1-3*[4]	Dec. 2009	0.5405-2.875	Dec. 2014-	163,092		32,564	1,961,425
	Mar. 2011		Mar. 2016
FILP agency domestic bonds 5,7,9-11,13,16,17,19-22,24-52*[3,5,6]	Oct. 2002-	0.57-2.74	Aug. 2010-	1,104,812		1,204,758	13,286,980
	Aug. 2008		Mar. 2047	[274,992	]		[3,307,188	]
FILP agency foreign bond 1*[3,5]	Jun. 2007	1.65	Jun. 2012	49,982		49,967	601,114
Euro MTN bonds 1-2*[3,4,5]	Sep. 2008	2.032-3.142	Sep. 2010- Sep. 2023	2,000		4,153	24,053
Corporate bonds
Corporate bonds through public placement 1-11*6	Dec. 2008-	0.247-1.745	Dec. 2011-	267,000		187,000	3,211,064
	Oct. 2010		Mar. 2019	[33,000	]		[396,873	]
Corporate bonds through private placement 1	Aug. 2009	0.847	Sep. 2014	10,000		10,000	120,265
Corporate bonds Euro MTN 1,2,6-15,17-22*[4,6]	Dec. 2008-	0.49625- 1.3095	Dec. 2010-	39,675		45,181	477,159
	Feb. 2010		Feb. 2015	[5,157	]		[62,026	]

Total				¥3,629,389		¥3,746,393	$43,648,696

*1.	These bonds are government-guaranteed bonds issued by the Development Bank of Japan.
*2.	This bond is a government-guaranteed bond issued by the Japan Development Bank.
*3.	Fiscal Investment and Loan Program (FILP) agency bonds issued are not government-guaranteed. These bonds are issued by the Development Bank of Japan.
*4.	These bonds are non-guaranteed bonds established by MTN program.
*5.	Under Development Bank of Japan Inc. Act (“DBJ Inc. Act”) (Act No. 17 and 26), Development Bank of Japan Act (“DBJ Act”) (Act No. 43), obligations created by the bonds issued by DBJ Inc. are secured by a statutory preferential right over the property of DBJ Inc.
*6.	Figures indicated in brackets [ ] indicate the amounts to be redeemed within one year.

Scheduled redemptions of debentures and corporate bonds which have been assumed and repaid by DBJ Inc. for subsequent years as of March 31, 2011 are as follows:

The fiscal year ending March 31,

2012	¥521,740	million	$6,274,690	thousand
2013	464,082		5,581,265
2014	276,414		3,324,290
2015	346,770		4,170,425
2016	332,610		4,000,124

10. BORROWED MONEY

Borrowed money as of March 31, 2011 and 2010 is as follows:

			Millions of Yen		Thousands of U.S. Dollars
	Average interest rate (%)	Due date of repayment	2011	2010	2011
Borrowings	1.26	Apr. 2011 - Nov. 2030	¥8,576,482	¥ 9,082,479	$ 103,144,706

Scheduled redemptions of borrowings for subsequent years as of March 31, 2011 are as follows:

The fiscal year ending March 31,

2012	¥1,168,010	million	$14,047,028	thousand
2013	1,224,228		14,723,136
2014	1,120,761		13,478,797
2015	1,033,414		12,428,319
2016	942,138		11,330,593

11. OTHER LIABILITIES

Other liabilities as of March 31, 2011 and 2010 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Accrued expenses	¥30,908	¥32,808	$371,715
Unearned income	739	1,109	8,890
Accrued income taxes	76	3,368	923
Derivatives	8,805	6,663	105,899
Lease obligations	132	213	1,593
Asset retirement obligations (Note 12)	1,046	—	12,581
Other	11,272	5,617	135,573

Total	¥52,981	¥49,780	$637,174

12. ASSET RETIREMENT OBLIGATIONS

As discussed in Note 2 (u), DBJ Inc. applied ASBJ Statement No. 18 “Accounting Standard for Asset Retirement Obligations” and ASBJ Guidance No. 21 “Guidance on Accounting Standard for Asset Retirement Obligations’ effective April 1, 2010.

DBJ Inc. recognizes asset retirement obligations associated with the recovery obligations provided by the real estate rental agreements. In addition, asset retirement obligations related to the obligations of pulling down the previous head office buildings and removing the toxic substances were recognized in connection with the head office relocation due to Otemachi redevelopment project.

The asset retirement obligation is calculated based on the sum of the discounted cash flows using discount rates from 0.4% to 2.2% with the estimated useful lives of 4 to 8 years.

The changes in asset retirement obligations for the year ended March 31, 2011 are as follows:

	Millions of Yen	Thousands of U.S. Dollars
	2011	2011
Balance at beginning of year	¥1,043	$12,547
Reconciliation associated with passage of time	1	14
Other	1	20

Balance at end of year	¥1,046	$12,581

13. ACCEPTANCES AND GUARANTEES

Acceptances and guarantees as of March 31, 2011 and 2010 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Guarantees	¥145,068	¥192,172	$1,744,661

14. ASSETS PLEDGED AS COLLATERAL

Loans and securities pledged as collateral in Real Time Gross Settlement for bank deposits at the Bank of Japan are ¥700,942 million ($8,429,862 thousand) and ¥235,556 million ($2,832,914 thousand) as of March 31, 2011. In addition, they are deposited as replacement of margin money for future trading and collateral for transactions, including exchange settlements as of March 31, 2011. ¥1,575 million ($18,942 thousand) of securities are pledged as collateral for loans of companies which are investees of DBJ Inc. as of March 31, 2011. Also, in other assets, ¥937 million ($11,276 thousand) of margin deposits for futures transactions is included and ¥41 million ($504 thousand) of guarantee deposits are included as of March 31, 2011. Under the DBJ Inc. Act (Act No. 17 and 26), the DBJ Act (Act No. 43), obligations created by the bonds issued by DBJ Inc. are secured by a statutory preferential right over the property of DBJ Inc. Denomination value of these debentures amounts to ¥2,802,443 million ($33,703,466 thousand) as of March 31, 2011.

Loans and securities pledged as collateral in Real Time Gross Settlement for bank deposits at the Bank of Japan are ¥626,670 million and ¥411,869 million as of March 31, 2010. In addition, they are deposited as replacement of margin money for future trading and collateral for transactions, including exchange settlements as of March 31, 2010. ¥2,291 million of securities are pledged as collateral for loans of companies which are investees of DBJ Inc. as of March 31, 2010. Also, in other assets, ¥1,000 million of margin deposits for futures transactions is included and ¥35 million of guarantee deposits are included as of March 31, 2010. Under the DBJ Inc. Act (Act No. 17 and 26), the DBJ Act (Act No. 43), obligations created by the bonds issued by DBJ Inc. are secured by a statutory preferential right over the property of DBJ Inc. Denomination value of these debentures amounts to ¥3,204,596 million as of March 31, 2010.

15. EQUITY

Japanese companies including DBJ Inc. are regulated by the Companies Act. In addition, DBJ Inc. is regulated by the DBJ Inc. Act. The significant provisions in the Companies Act and the DBJ Inc. Act that affect financial and accounting matters are summarized as follows:

(a) Dividends

Under the Companies Act, companies can distribute dividends at any time during the fiscal year in addition to the year-end dividend upon resolution at the shareholders meeting. For companies that meet certain criteria such as; (1) having the Board of Directors, (2) having independent auditors, (3) having the Board of Corporate Auditors, and (4) the term of service of the directors is prescribed as one year rather than two years of normal term in its articles of incorporation, the Board of Directors may declare dividends (except for dividends in kind) at any time during the fiscal year, prescribed that the Board of Directors can declare dividends in its articles of incorporation. DBJ Inc., however, shall not distribute such dividends based on resolution of the Board of Directors, since its article of incorporation is not prescribed that the Board of Directors can do such an action. The Companies Act provides certain limitations on the amounts available for dividends or the purchase of treasury stock. The Article 20 of the DBJ Inc. Act provides that the timing and amounts for dividends shall be authorized by the Finance Minister.

(b) Increases/Decreases and Transfer of Common Stock, Reserve and Surplus

The Companies Act requires that an amount equal to 10% of dividends must be set aside as a legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the dividends until the total aggregate amount of legal reserve and additional paid-in capital equal 25% of Common stock. Under the Companies Act, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Companies Act also provides that common stock, legal reserve, additional paid-in capital, other capital surplus and retained earnings can be reclassified among the accounts under certain conditions upon resolution by the shareholders.

(c) Treasury Stock and Treasury Stock Acquisition Rights

The Companies Act also provides for companies to purchase treasury stock and dispose of the treasury stock based on resolution of the Board of Directors. The amount of treasury stock purchased cannot exceed the distributable amount to the shareholders which is determined by specific formula.

Under the Companies Act, stock acquisition rights are presented as a separate component of equity.

The Companies Act also provides that companies can purchase both treasury stock acquisition rights and treasury stock. The treasury stock acquisition rights are presented as a separate component of equity or deduction of stock acquisition rights.

(d) Solicitation and Delivery of Shares or Stock Acquisition Rights

        The Article 12 of the DBJ Inc. Act regulates that, if DBJ Inc. intends to solicit those who will subscribe for shares or stock acquisition rights offered, or to deliver shares or stock acquisition rights in connection with a share-for-share exchange, DBJ Inc. shall obtain an authorization from the Finance Minister.

(e) Common Stock Issued during the year ended March 31, 2010

On September 24, 2009, DBJ Inc. issued 2,064,000 new shares of common stock by way of allocation of new stocks to the Finance Minister at ¥50,000 per share for ¥103,232 million. And on March 23, 2010, DBJ Inc. issued 1,559,000 new shares of common stock by way of allocation of new stocks to the Finance Minister at ¥50,000 per share for ¥77,962 million. As a result, ¥181,194 million was included in Capital stock.

16. PER SHARE INFORMATION

Basic net income per common share (“EPS”) for the year ended March 31, 2011 and 2010 is as follows:

	Millions of Yen	Thousands of Shares	Yen	U.S. Dollars
	Net income	Weighted average shares	EPS	EPS
Year ended March 31, 2011
Basic EPS
Net income available to common shareholders	¥101,583	43,623	¥2,328.63	$28.01

Year ended March 31, 2010
Basic EPS
Net income available to common shareholders	¥39,893	41,107	¥970.47

Note:	Diluted net income per share for the years ended March 31, 2011 and 2010 is not disclosed because there are no dilutive securities.

17. FEES AND COMMISSIONS (INCOME)

Fees and commissions (income) for the years ended March 31, 2011 and 2010 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Commissions	¥9,998	¥15,683	$120,251

18. OTHER OPERATING INCOME

Other operating income for the years ended March 31, 2011 and 2010 is as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Gains on sales of bonds	¥121	¥151	$1,464
Gains on redemption of bonds	77	350	928
Gains on derivative instruments	12,301	19,019	147,945
Other	141	358	1,707

Total	¥12,642	¥19,880	$152,043

19. OTHER INCOME

Other income for the years ended March 31, 2011 and 2010 is as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Reversal of allowance for investment losses	¥445	¥1,183	$5,360
Reversal of allowance for loan losses	8,095	—	97,359
Reversal of reserve for contingent losses	2,104	—	25,304
Gains on sales of equities and other securities	12,471	1,278	149,986
Gains on money held in trust	1,194	1,502	14,368
Equity in net income of affiliates	1,837	958	22,100
Gains on sales of fixed assets	7	8	91
Collection of written-off claims	8,002	4,594	96,238
Other	8,116	7,135	97,617

Total	¥42,275	¥16,661	$508,423

20. FEES AND COMMISSIONS (EXPENSES)

Fees and commissions (expenses) for the years ended March 31, 2011 and 2010 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Commissions	¥607	¥1,043	$7,311

21. OTHER OPERATING EXPENSES Other operating expenses for the years ended March 31, 2011 and 2010 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Foreign exchange losses	¥6,939	¥4,314	$83,457
Debentures issuance costs	434	537	5,230
Corporate bonds issuance costs	184	299	2,219
Write-off of bonds	4,104	28,897	49,358
Other	350	24	4,209

Total	¥12,012	¥34,072	$144,473

22. OTHER EXPENSES Other expenses for the years ended March 31, 2011 and 2010 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Provision for allowance for loan losses	¥—	¥3,563	$—
Write-off of loans	3,104	2,413	37,335
Losses on sales of equities and other securities	1,311	2,478	15,777
Write-off of equities	15,188	22,334	182,667
Losses on money held in trust	571	24	6,873
Losses on sales of fixed assets	3	49	46
Impairment loss	21	0	262
Provision for reserve for losses on headquarter relocation	—	6,536	—
Early redemption charges	8,881	—	106,815
Other	8,819	14,936	106,072

Total	¥37,903	¥52,336	$455,847

23. EMPLOYEES’ RETIREMENT BENEFITS

Employees whose service with DBJ Inc. is terminated are, under most circumstances, entitled to retirement and pension benefits determined by reference to basic rates of pay at the time of termination, length of service and conditions under which the termination occurs. If the termination is involuntary, caused by retirement at the mandatory retirement age or caused by death, the employee is entitled to greater payment than in the case of voluntary termination.

Reserve for employee retirement benefits as of March 31, 2011 and 2010 consisted of the following:

(a) The Funded Status of the Pension Plans

	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Projected benefit obligation	¥(47,110)	¥(46,812)	$(566,569)
Fair value of plan assets	19,316	12,634	232,310

Unfunded pension obligation	(27,793)	(34,178)	(334,259)

Unrecognized net actuarial losses	2,370	1,519	28,510
Unrecognized prior service cost	(462)	45	(5,568)

Reserve for employees’ retirement benefits	¥(25,885)	¥(32,613)	$(311,317)

*1.	The above projected benefit obligations include a portion in which the pension fund manages on behalf of the Japanese government welfare program.
*2.	Certain subsidiaries apply the simplified method for the calculation of liability for employees’ retirement benefits.

(b) Components of Pension Cost

	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Service cost	¥1,167	¥1,397	$14,045
Interest cost	923	909	11,109
Expected return on plan assets	(63)	(57)	(760)
Amortization of prior service cost	(35)	5	(430)
Amortization of net actuarial losses	171	199	2,067
Other	1	—	18

Net pension cost	¥2,166	¥2,454	$26,050

*1.	All retirement benefit costs are classified as service cost for the subsidiaries applying the simplified method.
*2.	Contribution of pension premiums to the defined contribution pension plans of certain consolidated overseas subsidiaries is included in “Other”.

(c) Principal Assumptions Used

	2011	2010
Discount rate	2.0%	2.0%
Expected rate of return on plan assets	0.5%	0.5%
Amortization period of prior service cost	10 Years	10 Years
Amortization period of actuarial gains/losses	10 Years	10 Years

24. INCOME TAXES

DBJ Inc. and its domestic consolidated subsidiaries are subject to Japanese national and local income taxes which, in the aggregate, resulted in a normal effective statutory tax rate of approximately 40.69% for the years ended March 31, 2011 and 2010.

A reconciliation of the actual effective tax rate with the normal effective statutory tax rate for the years ended March 31, 2011 and 2010 is as follows:

	2011	2010
Normal effective statutory tax rate	40.69%	40.69%
Increase (decrease) in taxes resulting from:
Change in valuation allowance	(37.59)	(17.89)
Amortization of goodwill	—	1.48
Minority interests in net income of subsidiaries	(0.71)	(0.76)
Other	(1.13)	(2.34)

Actual effective tax rate	1.26%	21.18%

The tax effects of significant temporary differences and loss carryforwards which resulted in deferred tax assets and liabilities as of March 31, 2011 and 2010 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Deferred tax assets:
Allowance for loan losses	¥71,580	¥114,083	$860,865
Losses from revaluation of securities	37,916	37,470	456,006
Reserve for retirement benefits	10,499	13,237	126,278
Allowance for investment losses	—	1,085	—
Tax loss carryforwards	12,789	5,117	153,813
Other	5,374	6,581	64,642

Sub-total	138,162	177,574	1,661,604
Less—valuation allowance	(85,281)	(124,532)	(1,025,639)

Total	52,880	53,042	635,965

Deferred tax liabilities:
Deferred gains or losses on hedges	(11,873)	(7,569)	(142,791)
Unrealized gain on available-for-sale securities	(4,136)	(1,204)	(49,750)
Other	(782)	—	(9,412)

Total	(16,792)	(8,773)	(201,952)

Net deferred tax assets	¥36,088	¥44,268	$434,013

25. LEASE TRANSACTIONS

DBJ Inc. and its domestic consolidated subsidiaries lease certain equipment and others. Lease payments under finance leases for the year ended March 31, 2011 and 2010 amounted to ¥208 million ($2,508 thousand) and ¥247 million.

Pro forma information of leased property such as acquisition cost, accumulated depreciation, obligations under finance leases, depreciation expense and interest expense for finance leases that do not transfer ownership of the leased property to the lessee on an “as if capitalized” basis for the years ended March 31, 2011 and 2010 is as follows:

	Millions of Yen
	2011
	Tangible fixed assets	Intangible fixed assets	Total
Acquisition cost	¥448	¥224	¥673
Accumulated depreciation	(328)	(144)	(473)
Accumulated impairment losses	(3)	—	(3)

Net leased property	¥115	¥80	¥195

	Millions of Yen
	2010
	Tangible fixed assets	Intangible fixed assets	Total
Acquisition cost	¥470	¥251	¥721
Accumulated depreciation	(213)	(108)	(321)
Accumulated impairment losses	(5)	—	(5)

Net leased property	¥251	¥143	¥394

	Thousands of U.S. Dollars
	2011
	Tangible fixed assets	Intangible fixed assets	Total
Acquisition cost	$5,396	$2,704	$8,099
Accumulated depreciation	(3,956)	(1,741)	(5,697)
Accumulated impairment losses	(46)	—	(46)

Net leased property	$1,394	$962	$2,357

Pro forma amounts of obligations under finance leases as of March 31, 2011 and 2010 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Due within 1 year	¥149	¥202	$1,797
Due after 1 year	53	204	649

Total	¥203	¥406	$2,446

Pro forma amounts of depreciation expense and interest expense under finance leases for the years ended March 31, 2011 and 2010 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Depreciation expense	¥200	¥236	$2,411
Interest expense	5	9	71

Total	¥206	¥246	$2,482

*1.	Depreciation expense is calculated using the straight-line method, assuming that useful life is equal to the lease term and that the residual value at the end of the lease term is zero.
*2.	The difference between total lease payments and the assumed acquisition cost of leased assets is charged to assumed interest expense and is allocated to each fiscal year using the interest method.

The minimum rental commitments under non-cancelable operating leases as of March 31, 2011 and 2010 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Due within 1 year	¥218	¥178	$2,624
Due after 1 year	148	215	1,788

Total	¥366	¥394	$4,412

26. COMPREHENSIVE INCOME

Other comprehensive income for the year ended March 31, 2010 consisted of the following:

Millions of Yen
2010
Other comprehensive income:
Unrealized gain on available-for-sale securities	¥12,881
Deferred loss on derivatives under hedge accounting	(6,232)
Foreign currency translation adjustments	(58)
Share of the other comprehensive income of affiliates accounted for by the equity method	203

Total other comprehensive income	¥6,793

Total comprehensive income for the year ended March 31, 2010 was the following:
Millions of Yen
2010
Total comprehensive income attributable to:
Owners of the parent	¥46,566
Minority interests	508

Total comprehensive income	¥47,074

27. SEGMENT INFORMATION

For the year ended March 31, 2011

In March 2008, the ASBJ revised ASBJ Statement No. 17 “Accounting Standard for Segment Information Disclosures” and issued ASBJ Guidance No. 20 “Guidance on Accounting Standard for Segment Information Disclosures”. Under the standard and guidance, an entity is required to report financial and descriptive information about its reportable segments. Reportable segments are operating segments or aggregations of operating segments that meet specified criteria. Operating segments are components of an entity about which separate financial information is available and such information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, segment information is required to be reported on the same basis as is used internally for evaluating operating segment performance and deciding how to allocate resources to operating segments. The accounting standard and the guidance are applicable to segment information disclosures for the fiscal years beginning on or after April 1, 2010.

DBJ Inc. consists of only one business segment of long-term financing and accordingly, the disclosure of the reportable segment information is omitted.

Related information:

Segment information by service for the year ended March 31, 2011 is following:

	Millions of Yen
Year ended March 31, 2011	Loan business	Securities investment	Other	Total
Ordinary income from external customers	¥271,860	¥37,716	¥35,612	¥345,189

	Thousands of U.S. Dollars
Year ended March 31, 2011	Loan business	Securities investment	Other	Total
Ordinary income from external customers	$3,269,513	$453,591	$428,298	$4,151,402

For the year ended March 31, 2010

(a) Segment Information by Type of Business

DBJ Inc. and its consolidated subsidiaries are engaged in business such as private equity investment and fund management and other activities as well as banking business. Such segment information, however, is not presented, as the percentages of those activities are insignificant.

(b) Segment Information by Geographic Area

        Segment information classified by geographic area is not presented, as there are no consolidated subsidiaries or offices located in countries or areas other than Japan.

(c) Ordinary Income from Overseas Entities

Ordinary income from overseas entities is omitted because the amount is below ten percent of the consolidated ordinary income.

28. FINANCIAL INSTRUMENTS AND RELATED DISCLOSURES

On March 10, 2008, the ASBJ revised ASBJ Statement No. 10 “Accounting Standard for Financial Instruments” and issued ASBJ Guidance No. 19 “Guidance on Accounting Standard for Financial Instruments and Related Disclosures.” This accounting standard and the guidance are applicable to financial instruments and related disclosures at the end of the fiscal years ending on or after March 31, 2010 with early adoption permitted from the beginning of the fiscal years ending before March 31, 2010. DBJ Inc. applied the revised accounting standard and the new guidance effective March 31, 2010.

(a) The Situation of Financial Instruments

(1) Policy for Financial Instruments

DBJ Inc. provides investment and loan services that are aimed to provide long-term stable funding. As main methods of acquiring funds, in addition to issuing corporate bonds and long-term borrowings, DBJ Inc. relies on the stable procurement of long-term funds from the government’s Fiscal Investment and Loan Program (FILP). Since long-term, fixed-rate makes up the majority of its assets, DBJ Inc. raises its funds mainly with long-term, fixed rate liabilities.

From both funding and investment aspects, DBJ Inc. implements comprehensive asset/liability management in order to mitigate the risk of capital shortfall and losses from fluctuations of interest rate and exchange rate. DBJ Inc. utilizes derivative financial instruments in order to hedge or control the risks related to interest and currency.

(2) Nature and Extent of Risks Arising from Financial Instruments

The financial assets in DBJ Inc. are mainly investments and loans in domestic clients, which are exposed to credit risk that stems from customers’ default of contracts and decline of their creditworthiness. Main categories of industries of debtors are transport and postal activities, manufacturing and others as of March 31, 2010. The changes of economic circumstances surrounding these industries may cause influence on fulfillment of their obligations. DBJ Inc. holds securities such as bonds, equities and investments in limited partnerships and other similar partnerships, which are exposed to issuer’s credit risk, interest rate risk, price volatility risk and other risks. DBJ Inc. does not have any trading-related risk because it does not engage in trading (specified transactions).

Although corporate bonds and borrowings are exposed to cash liquidity risk and interest rate risk, these risks are hedged or controlled by matching of financing and investing, interest-rate swap agreements and other transactions.

Foreign currency denominated loans, debentures and corporate bonds are exposed to exchange rate risk. DBJ Inc. mitigates this risk by matching foreign currency investments and loans with foreign currency corporate bonds and currency-related transactions.

DBJ Inc. utilizes derivative financial transactions such as interest-rate swap agreement and currency swap agreement in order to hedge or control the risks related to interest and currency. As for hedge accounting, DBJ Inc. applies the deferral hedge method or the accrual method to interest-rate swaps, and the assignment method to foreign currency swaps. Hedged items of interest-rate swaps are loans, securities, borrowings, debentures and corporate bonds. Hedged items of foreign currency swaps are foreign-currency denominated loans, debentures and corporate bonds. According to the risk management policy, DBJ Inc. evaluates the effectiveness of the hedges by testing whether the derivatives are effective in reducing the risks associated with the hedged items.

(3) Risk Management for Financial Instruments

(i) Credit Risk Management

In accordance with the internal guidelines, DBJ Inc. utilizes credit exposure management and portfolio management for investment and loan. When making an investment or loan, DBJ Inc. examines the entity’s project viability and the project’s profitability. After that, DBJ Inc. sets ratings along with internal borrower rating system, grants credit amount, sets collateral and guarantee. The sales and credit analysis departments hold separate roles in the screening and administering of credit for individual loans and each department keeps the operations of the other in check. The Committee on Investment and Loan Decisions meets as needed to deliberate important issue concerning the management and governance of individual loans. DBJ Inc. performs a comprehensive analysis of data based on borrower ratings, and calculates the loan portfolio’s overall exposure to credit risk, which is measured regularly to ensure that such risk remains within specified range of capital.

The credit risk of securities is managed in the same way as that of loans. In addition, DBJ Inc. regularly examines total risk which takes into account the market value of the securities. As for counterparty risk arising from derivative transactions, DBJ Inc. manages derivative transactions by continually monitoring the cost of restructuring its transactions and creditworthiness of each counterparty. Additionally, DBJ Inc. diversifies transactions among several counterparties to manage counterparty risk.

(ii) Market Risk Management

1) Interest Rate Risk Management

DBJ Inc. manages interest rate risk by asset/liability management. Details of risk management methods and procedures are determined on internal regulations, and ALM & Risk Management Committee has discussion about determination of policies on asset/liability management, monitoring of implementation and future plans. In addition, risk management department monitors interest and term of financial assets/debts overall. ALM & Risk Management Committee conducts regular monitoring with cash flow ladder analyses (gap analysis), value at risk (VaR), interest rate sensitivity analyses (basis point value), and other methods. As a part of asset/liability management, interest-rate swaps are conducted hedging interest rate risk.

2) Foreign Exchange Risk Management

Foreign currency receivable and bonds are exposed to the exchange rate risk, therefore those risks are hedged or controlled not only by setting off some foreign currency denominated investment and loan as foreign currency denominated corporate bond and debenture but also by making currency-related transactions.

3) Price Volatility Risk Management

When DBJ Inc. acquires financial assets entailing price volatility risk such as securities with market value, it follows in-house regulations and policies which have been developed taking into account market fluctuation risks, and risk management department involves in the decisions as necessary. Through regular monitoring, price volatility risks are reviewed on a timely basis and reported to ALM & Risk Management Committee periodically.

4) Derivative Transactions

About derivative transactions, the front office, the back office and the risk management department are separated from each other, and each department keeps the operations of the other in check based on in-house regulations.

5) Quantitative Information about Market Risk

DBJ Inc. has not been engaged in trading activities, and all the assets and liabilities are financial instruments other than for trading purposes.

Market risk volume (estimated loss) is based on VaR using historical simulation method (holding period of 1 year, observation period of 5 years, and confidence interval of 99.9%). The amount of market risk (risks pertaining to the changes in interest rates, foreign exchanges and market prices) as of March 31, 2011 is ¥73,672 million ($886,017 thousand). Such measurements are conducted by the risk management department on a regular basis and reported to ALM & Risk Management Committee to utilize for establishing ALM operating policies.

DBJ Inc. conducts backtesting to compare the VaR calculated by the model with hypothetical performances calculated based on the actual market movements and confirms that the measurement models in use capture the market risk on a sufficient accuracy. VaR measures the market risk volume under a definite probability of incidence calculated statistically based on the historical market movements and accordingly, and therefore there may be cases where market risk cannot be captured in such situations as when market conditions are changing dramatically beyond what was experienced historically.

(iii) Liquidity Risk Management on Financing

Risk management department monitors possession level of cash liquidity and report it to the ALM & Risk Management Committee periodically in line with in-house regulations of liquidity risk management on financing. The ALM & Risk Management Committee manages the liquidity risk by appropriate operations of financing and investing depending on the situations of risks.

(4) Supplementary Explanation on Fair Value of Financial Instruments

The fair value of financial instruments is measured at the quoted market price. If quoted price is not available, DBJ Inc. measures reasonably assessed price. Because assessed price is computed under certain conditions, it could differ in price according to the different conditions.

(b) Fair Values Information of Financial Instruments

The following are the carrying amount, fair value and differences between them as of March 31, 2011 and 2010. Unlisted equities and others, whose fair value cannot be reliably determined, are excluded from the table below (see (2)).

	Millions of Yen
	2011
	Carrying amount	Fair value	Difference
Cash and due from banks	¥233,297	¥233,297	¥—
Call loans and bills bought	61,852	61,852	—
Securities*[1]
Held-to-maturity debt securities	526,637	548,939	22,301
Available-for-sale securities	360,318	360,318	—
Loans	13,031,480
Allowance for loan losses*[1]	(160,292)

	12,871,187	13,449,875	578,687

Total assets	¥14,053,292	¥14,654,282	¥600,989

Debentures*[2]	3,312,713	3,410,637	97,924
Borrowed money	8,576,482	8,692,747	116,264
Corporate bonds	316,675	318,865	2,190

Total liabilities	¥12,205,871	¥12,422,250	¥216,379

Derivative transactions
Derivative transactions not qualifying for hedge accounting	13,262	13,262	—
Derivative transactions qualifying for hedge accounting	27,441	27,441	—

Total derivative transactions	¥40,703	¥40,703	¥—

	Millions of Yen
	2010
	Carrying amount	Fair value	Difference
Cash and due from banks	¥168,696	¥168,696	¥—
Call loans and bills bought	125,000	125,000	—
Reverse repurchase agreements	179,991	179,991	—
Securities*[1]
Held-to-maturity debt securities	438,009	453,073	15,063
Available-for-sale securities	516,442	516,442	—
Loans	13,514,661
Allowance for loan losses*[1]	(201,403)

	13,313,257	13,867,796	554,538

Total assets	¥14,741,396	¥15,310,998	¥569,602

Debentures*[2]	3,504,212	3,590,746	86,534
Call money and bills sold	153,000	153,000	—
Borrowed money	9,082,479	9,177,854	95,374
Corporate bonds	242,181	245,181	3,000

Total liabilities	¥12,981,873	¥13,166,782	¥184,908

Derivative transactions
Derivative transactions not qualifying for hedge accounting	877	877	—
Derivative transactions qualifying for hedge accounting	16,174	16,174	—

Total derivative transactions	¥17,051	¥17,051	¥—

	Thousands of U.S. Dollars
	2011
	Carrying amount	Fair value	Difference
Cash and due from banks	$2,805,741	$2,805,741	$—
Call loans and bills bought	743,860	743,860	—
Securities*[1]
Held-to-maturity debt securities	6,333,583	6,601,793	268,210
Available-for-sale securities	4,333,354	4,333,354	—
Loans	156,722,553
Allowance for loan losses*[1]	(1,927,753)

	154,794,799	161,754,363	6,959,563

Total assets	$169,011,337	$176,239,111	$7,227,774

Debentures*[2]	39,840,209	41,017,889	1,177,680
Borrowed money	103,144,706	104,542,959	1,398,254
Corporate bonds	3,808,488	3,834,828	26,340

Total liabilities	$146,793,402	$149,395,676	$2,602,274

Derivative transactions
Derivative transactions not qualifying for hedge accounting	159,498	159,498	—
Derivative transactions qualifying for hedge accounting	330,024	330,024	—

Total derivative transactions	$489,522	$489,522	$—

*1.	General and specific allowances for loan losses are deducted. Allowance for loan losses is set off against the carrying amount directly due to immateriality.
*2.	Assets and liabilities arising from derivative transactions are presented on a net basis.

(1) Following are the methods used to calculate the fair values of financial instruments:

Assets

(i) Cash and due from banks

For deposits without maturity, the carrying amount is presented as the fair value, as the fair value approximates such carrying amount. For deposits with maturity, the carrying amount is presented as the fair value, as the fair value approximates such carrying amount because the remaining maturity period of the majority of such deposits is short (maturity within 1 year).

(ii) Call loans and bills bought and Reverse repurchase agreements

For each of these items, the majority of transactions are short contract terms (1 year or less). Thus, the carrying amount is presented as the fair value, as the fair value approximates such carrying amount.

(iii) Securities

The fair value of marketable equity securities is measured at market price. The fair value of bonds is measured at market price or quoted price from third party. For bonds without such price, the fair value is determined by discounting contractual cash flows at the rates that consist of the risk free rate and the credit risk premium that is based on types of securities, internal ratings and maturity length.

(iv) Loans

The fair value of loans is determined by discounting contractual cash flows at the rates that consist of the risk free rate and the credit risk premium that is based on types of loans, internal ratings and maturity length. Foreign currency swap contracts which meet the hedging requirements of the assignment method is qualified to loans, the contractual cash flows are based on the interest rate swap and foreign currency swap. For loans which are short contract terms (1 year or less), the carrying amount is presented as the fair value, as the fair value approximates such carrying amount. With respect to the claims on debtors who are likely to become bankrupt or to be closely monitored, and for which future cash flows can reasonably be estimated, the fair values are determined by discounting expected cash flows that reflect expected loss at the risk free rate. For loans to obligors “legally bankrupt,” “effectively bankrupt” and “possibly bankrupt,” the reserve is provided based on the discounted cash flow method, or based on amounts expected to be collected through the disposal of collateral or execution of guarantees, carrying value net of the reserve as of the consolidated balance sheet date is the reasonable estimate of the fair values of those loans.

Liabilities

(i) Debentures

For floating rate debentures issued by DBJ Inc., the carrying amount is presented as the fair value, as the fair value approximates such carrying amount. This is on the basis that the market interest rate is reflected in the fair value of such debentures because the terms of these were set within a short time period and that there has been no significant change in the creditworthiness of DBJ Inc. before and after the issuance. For fixed rate debentures with market prices, the fair value is determined based on their market price. For fixed rate debentures without market prices, the fair value is determined by discounting contractual cash flows based on types of maturity lengths (when interest rate swap contracts which meet the hedging requirements of the accrual method is qualified to debentures, the contractual cash flows are based on the interest rate swap) at the rates that consist of the risk free rate and the rate of certain costs applicable to DBJ Inc. Foreign currency swap contracts which meet the hedging requirements of the assignment method is qualified to debentures, the contractual cash flows are based on the interest rate and foreign currency swap.

(ii) Call money and bills sold

The carrying amount is presented as the fair value, as the fair value approximates such carrying amount because the majority of them are short contract terms (1 year or less).

(iii) Borrowed money

For floating rate borrowed money, the carrying amount is presented as the fair value, as the fair value approximates such carrying amount. This is on the basis that the market interest rate is reflected in the fair value of such borrowed money because the terms of these were set within a short time period for such variable rate borrowings and that there has been no significant change in the creditworthiness of DBJ Inc. nor consolidated subsidiaries before and after such borrowings were made. For fixed rate borrowed money, the fair values are determined by discounting contractual cash flows based on types of maturity lengths (when interest rate swap contracts which meet the hedging requirements of the accrual method is qualified to borrowings, the contractual cash flows are based on the interest rate swap) at the rates that consist of the risk free rate and the rate of certain costs applicable to DBJ Inc. or consolidated subsidiaries.

(iv) Corporate bonds

For floating rate corporate bonds issued by DBJ Inc., the carrying amount is presented as the fair value, as the fair value approximates such carrying amount. This is on the basis that the market interest rate is reflected in the interest rate set within a short time period and that there has been no significant change in the creditworthiness of us before and after the issuance. For fixed rate corporate bonds with market prices, the fair value is determined based on their market price. For fixed rate corporate bonds without market prices, the fair value is determined by discounting contractual cash flows based on types of maturity lengths (when interest rate swap contracts which meet the hedging requirements of the accrual method is qualified to corporate bonds, the contractual cash flows are based on the interest rate swap) at the rates that consist of the risk free rate and the rate of certain costs applicable to DBJ Inc.

Derivatives

The information of the fair values for derivatives is included in Note 29.

(2) Following are the financial instruments whose fair value cannot be reliably determined as of March 31, 2011 and 2010:

These securities are not included in the amount in the table summarizing fair values of financial Instruments.

	Carrying amount
	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Money held in trust*[1]	¥24,819	¥30,740	$298,492
Unlisted corporate bonds*[2]	—	1,000	—
Unlisted equities*[2,3]	133,860	182,031	1,609,869
Investments in limited partnerships and other similar partnerships*[1],3	117,040	100,244	1,407,578
Unlisted other securities*[2,3]	27,723	51,762	333,420

Total	¥303,444	¥365,778	$3,649,359

*1.	Assets in trust and partnership assets which consist of financial instruments, whose fair value cannot be reliably determined, such as unlisted equities and other securities, are not subject to disclosing of fair values.
*2.	Financial instruments for which quoted price is not available and fair value cannot be reliably determined, are not subject to disclosing of fair values.
*3.	Impairment loss on financial instruments whose fair value cannot be reliably determined for the year ended March 31, 2011 and 2010 was ¥15,173 million ($182,481 thousand) and ¥22,036 million, respectively. The breakdown is; unlisted equities ¥13,548 million ($162,944 thousand) and ¥22,025 million, unlisted other securities ¥1,592 million ($19,148 thousand) and ¥10 million and investments in limited partnerships ¥32 million ($389 thousand) and ¥0 million for the years ended March 31, 2011 and 2010, respectively.

(3) Following are the maturity analysis for financial assets and securities with contractual maturities as of March 31, 2011:

	Millions of Yen
	2011
	Due in 1 year or less	Due after 1 year through 3 years	Due after 3 years through 5 years	Due after 5 years through 7 years	Due after 7 years through 10 years	Due after 10 years
Due from banks	¥233,292	¥—	¥—	¥—	¥—	¥—
Call loans and bills bought	61,852	—	—	—	—	—
Securities
Held-to-maturity debt securities with market values	26,423	60,580	205,595	110,172	60,480	63,385
Japanese government bonds	—	—	—	83,672	40,676	50,885
Japanese local government bonds	—	—	—	—	—	—
Short-term corporate bonds	—	—	—	—	—	—
Corporate bonds	26,423	60,580	89,185	16,900	1,800	12,500
Other	—	—	116,410	9,600	18,004	—
Available-for-sale securities with contractual maturities*	150,903	48,438	81,115	11,071	30,328	2,895
Japanese government bonds	150,401	45,450	40,264	5,308	2,051	—
Japanese local government bonds	—	—	—	—	—	—
Short-term corporate bonds	—	—	—	—	—	—
Corporate bonds	502	611	38,964	5,474	28,277	—
Other	—	2,376	1,886	288	—	2,895
Loans*	1,709,267	3,582,936	3,116,738	1,816,658	1,952,092	735,975

Total	¥2,181,738	¥3,691,955	¥3,403,449	¥1,937,902	¥2,042,902	¥802,256

	Thousands of U.S. Dollars
	2011
	Due in 1 year or less	Due after 1 year through 3 years	Due after 3 years through 5 years	Due after 5 years through 7 years	Due after 7 years through 10 years	Due after 10 years
Due from banks	$2,805,683	$—	$—	$—	$—	$—
Call loans and bills bought	743,860	—	—	—	—	—
Securities
Held-to-maturity debt securities with market values	317,778	728,569	2,472,583	1,324,983	727,368	762,302
Japanese government bonds	—	—	—	1,006,282	489,193	611,971
Japanese local government bonds	—	—	—	—	—	—
Short-term corporate bonds	—	—	—	—	—	—
Corporate bonds	317,778	728,569	1,072,583	203,247	21,648	150,331
Other	—	—	1,400,000	115,454	216,528	—
Available-for-sale securities with contractual maturities*	1,814,838	582,538	975,529	133,154	364,750	34,827
Japanese government bonds	1,808,797	546,609	484,233	63,842	24,676	—
Japanese local government bonds	—	—	—	—	—	—
Short-term corporate bonds	—	—	—	—	—	—
Corporate bonds	6,041	7,349	468,606	65,841	340,074	—
Other	—	28,581	22,689	3,471	—	34,827
Loans*	20,556,430	43,090,042	37,483,326	21,847,966	23,476,761	8,851,174

Total	$26,238,590	$44,401,149	$40,931,438	$23,306,103	$24,568,879	$9,648,303

Note:	Obligations to “Legally Bankrupt,” “Effectively Bankrupt” and “Possibly Bankrupt” amount to ¥118,731 million ($1,427,921 thousand) are not included as of March 31, 2011. The breakdown is; available-for-sale securities with contractual maturities ¥920 million ($11,068 thousand) and loans ¥117,811 million ($1,416,853 thousand).

(4) Maturity analysis for Debentures, Borrowed money and Other Liability with Interest as of March 31, 2011 are as follows:

	Millions of Yen
	2011
	Due in 1 year or less	Due after 1 year through 3 years	Due after 3 years through 5 years	Due after 5 years through 7 years	Due after 7 years through 10 years	Due after 10 years
Borrowed money	¥1,168,010	¥2,344,990	¥1,975,553	¥1,042,799	¥1,020,035	¥1,025,092
Debentures and corporate bonds	521,740	740,496	679,381	557,847	388,856	741,066

Total	¥1,689,750	¥3,085,487	¥2,654,934	¥1,600,647	¥1,408,891	¥1,766,158

	Thousands of U.S. Dollars
	2011
	Due in 1 year or less	Due after 1 year through 3 years	Due after 3 years through 5 years	Due after 5 years through 7 years	Due after 7 years through 10 years	Due after 10 years
Borrowed money	$14,047,028	$28,201,933	$23,758,912	$12,541,190	$12,267,414	$12,328,230
Debentures and corporate bonds	6,274,690	8,905,555	8,170,549	6,708,935	4,676,562	8,912,405

Total	$20,321,718	$37,107,487	$31,929,461	$19,250,125	$16,943,975	$21,240,635

29. DERIVATIVE TRANSACTIONS

As noted in Note 26, DBJ Inc. applied ASBJ Statement No. 10 “Accounting Standard for Financial Instruments” and ASBJ Guidance No.19 “Guidance on Accounting Standard for Financial Instruments and Related Disclosures effective March 31, 2010.” The accounting standard and the guidance are applicable to financial instruments and related disclosures for fiscal years ending on or after March 31, 2010.

(a) Derivative Transactions to which Hedge Accounting is not applied

(1) Interest Rate-related Transactions

	Millions of Yen
	2011
	Contract amount
	Total	Due after 1 year	Fair value	Unrealized gains (losses)
Over-the-counter Swaps
Receive fixed/ Pay float	¥603,529	¥532,868	¥15,372	¥15,372
Receive float/ Pay fixed	602,607	532,028	(11,479)	(11,479)

Total	—	—	¥3,892	¥3,892

	Millions of Yen
	2010
	Contract amount
	Total	Due after 1 year	Fair value	Unrealized gains (losses)
Over-the-counter Swaps
Receive fixed/ Pay float	¥594,493	¥591,975	¥11,424	¥11,424
Receive float/ Pay fixed	593,104	590,892	(6,874)	(6,874)

Total	—	—	¥4,550	¥4,550

	Thousands of U.S. Dollars
	2011
	Contract amount
	Total	Due after 1 year	Fair value	Unrealized gains (losses)
Over-the-counter Swaps
Receive fixed/ Pay float	$7,258,316	$6,408,517	$184,874	$184,874
Receive float/ Pay fixed	7,247,228	6,398,413	(138,056)	(138,056)

Total	—	—	$46,817	$46,817

*1.	The above transactions are marked to market and changes in unrealized gains (losses) are included in the consolidated statements of income.
*2.	Fair values for the over-the-counter transactions are based primarily on discounted present values.

(2) Currency-related Transactions

	Millions of Yen
	2011
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Swaps	¥97,497	¥97,497	¥12,779	¥12,779
Forwards
Sold	158,859	—	(1,620)	(1,620)
Bought	38,139	—	(76)	(76)

Total	—	—	¥11,082	¥11,082

	Millions of Yen
	2010
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Swaps	¥97,497	¥97,497	¥329	¥329
Forwards
Sold	57,541	—	(890)	(890)
Bought	540	—	0	0

Total	—	—	¥(560)	¥(560)

	Thousands of U.S. Dollars
	2011
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Swaps	$1,172,550	$1,172,550	$153,694	$153,694
Forwards
Sold	1,910,520	—	(19,492)	(19,492)
Bought	458,687	—	(922)	(922)

Total	—	—	$(133,281)	$(133,281)

*1.	The above transactions are marked to market and changes in unrealized gains (losses) are included in the consolidated statements of income.
*2.	Fair values are based primarily on discounted present values.

(3) Equity-related Transactions

Not applicable.

(4) Bond-related Transactions

There was no bond-related derivative at Mach 31, 2011.

	Millions of Yen
	2010
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Listed Futures
Sold	¥100	¥—	¥0	¥0
Bought	—	—	—	—

Total	—	—	¥0	¥0

*1.	The above transactions are marked to market and changes in unrealized gains (losses) are included in the consolidated statements of income.
*2.	Fair values of listed transactions represent the closing price on the Tokyo Stock Exchange and other exchanges at the consolidated balance sheet date.

(5) Commodity-related Transactions

Not applicable.

(6) Credit Derivatives Transactions

	Millions of Yen
	2011
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Credit default options
Sold	¥178,660	¥95,110	¥(1,272)	¥(1,272)
Bought	36,000	11,000	(439)	(439)

Total	—	—	¥(1,712)	¥(1,712)

	Millions of Yen
	2010
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Credit default options
Sold	¥390,449	¥190,449	¥(2,434)	¥(2,434)
Bought	56,000	36,000	(677)	(677)

Total	—	—	¥(3,112)	¥(3,112)

	Thousands of U.S. Dollars
	2011
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Credit default options
Sold	$2,148,657	$1,143,846	$(15,308)	$(15,308)
Bought	432,952	132,291	(5,291)	(5,291)

Total	—	—	$(20,600)	$(20,600)

*1.	The above transactions are marked to market and changes in unrealized gains (losses) are included in the consolidated statements of income.
*2.	Fair values are based on discounted present values or the counterparties’ tendered price.
*3.	‘Sold’ means the underwriting of credit risk and ‘Bought’ means the transferring of credit risk.

(b) Derivative Transactions to which Hedge Accounting is applied

(1) Interest Rate-related Transactions

		Millions of Yen
		2011
		Contract amount		Fair value
	Hedged item	Total	Due after 1 year
Deferral method Swaps	Debentures, Borrowed money, Corporate bonds, Securities and Loans
Receive fixed/ Pay float		¥585,389	¥577,498	¥29,925
Receive float/ Pay fixed		50,231	45,129	(2,484)

Accrual method Swaps	Debentures, Borrowed money, Corporate bonds and Loans
Receive fixed/ Pay float		405,804	394,040	* [3]
Receive float/ Pay fixed		563	444

Total		—	—	¥27,441

		Millions of Yen
		2010
		Contract amount		Fair value
	Hedged item	Total	Due after 1 year
Deferral method Swaps	Debentures, Borrowed money, Corporate bonds and Loans
Receive fixed/ Pay float		¥588,542	¥585,389	¥18,516
Receive float/ Pay fixed		52,903	48,231	(2,342)

Accrual method Swaps	Debentures, Borrowed money, Corporate bonds and Loans
Receive fixed/ Pay float		278,808	271,199	*[3]
Receive float/ Pay fixed		681	563

Total		—	—	¥16,174

		Thousands of U.S. Dollars
		2011
		Contract amount		Fair value
	Hedged item	Total	Due after 1 year
Deferral method Swaps	Debentures, Borrowed money, Corporate bonds, Securities and Loans
Receive fixed/ Pay float		$7,040,156	$6,945,260	$359,901
Receive float/ Pay fixed		604,109	542,753	(29,877)

Accrual method Swaps	Debentures, Borrowed money, Corporate bonds and Loans
Receive fixed/ Pay float		4,880,388	4,738,917	* [3]
Receive float/ Pay fixed		6,771	5,346

Total		—	—	$330,024

*1.	DBJ Inc. applies the deferral method of hedge accounting primarily stipulated in “Accounting and Auditing Treatments on the Application of Accounting Standards for Financial Instruments in Banking Industry” (JICPA Industry Audit Committee Report No. 24).
*2.	Fair values for the over-the-counter transactions are based primarily on discounted present values.
*3.	The above interest rate swap contracts which qualify for the hedging requirements of the accrual method are not remeasured at fair value but the differential paid or received under the swap agreements are recognized and included in interest expense or income. In addition, the fair value of such interest rate swaps in Note 28 “FINANCIAL INSTRUMENTS AND RELATED DISCLOSURES” is included in that of hedged items such as debentures, borrowed money, corporate bonds and loans.

(2) Currency-related Transactions

Millions of Yen
2011
		Contract amount		Fair value
	Hedged item	Total	Due after 1 year
Translated at contractual rates	Foreign-currency debentures and loans
Swaps		¥164,228	¥5,427	*

Total		—	—	—

Millions of Yen
2010
		Contract amount		Fair value
	Hedged item	Total	Due after 1 year
Translated at contractual rates	Foreign-currency debentures and loans
Swaps		¥164,998	¥164,228	*

Total		—	—	—

Thousands of U.S. Dollars
2011
		Contract amount		Fair value
	Hedged item	Total	Due after 1 year
Translated at contractual rates	Foreign-currency debentures and loans
Swaps		$1,975,090	$65,274	*

Total		—	—	—

Note:	The above foreign currency swap contracts which qualify for the hedging requirements of assignment method are not subject to the disclosure of fair value information. In addition, the fair value of such foreign currency swaps in Note 28 “FINANCIAL INSTRUMENTS AND RELATED DISCLOSURES” is included in that of hedged items such as foreign-currency debentures and loans.

(3) Equity-related Transactions

Not applicable.

(4) Bond-related Transactions

Not applicable.

30. FAIR VALUE OF SECURITIES AND MONEY HELD IN TRUST

Fair value of securities, money held in trust and negotiable certificate of deposit classified as “Cash and due from banks” as of March 31, 2011 and 2010 are summarized below.

(a) Securities

(1) Held-to-maturity Debt Securities as of March 31, 2011

		Millions of Yen
		2011
		Carrying amount	Fair value	Difference
Fair value exceeds carrying amount	Japanese government bonds	¥175,234	¥178,884	¥3,650
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	107,993	114,241	6,248
	Other	109,469	123,851	14,382

Sub-total		392,696	416,977	24,281

Fair value does not exceed carrying amount	Japanese government bonds	—	—	—
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	99,396	98,633	(762)
	Other	34,545	33,328	(1,216)

Sub-total		133,941	131,961	(1,979)

Total		¥526,637	¥548,939	¥22,301

		Thousands of U.S. Dollars
		2011
		Carrying amount	Fair value	Difference
Fair value exceeds carrying amount	Japanese government bonds	$2,107,445	$2,151,347	$43,902
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	1,298,773	1,373,924	75,150
	Other	1,316,528	1,489,497	172,969

Sub-total		4,722,747	5,014,768	292,021

Fair value does not exceed carrying amount	Japanese government bonds	—	—	—
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	1,195,382	1,186,207	(9,175)
	Other	415,454	400,819	(14,635)

Sub-total		1,610,836	1,587,026	(23,810)

Total		$6,333,583	$6,601,793	$268,210

(2) Held-to-maturity Debt Securities as of March 31, 2010

		Millions of Yen
		2010
		Carrying amount	Fair value	Difference
Fair value exceeds carrying amount	Japanese government bonds	¥77,187	¥77,530	¥342
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	73,571	79,075	5,504
	Other	113,185	124,508	11,322

Sub-total		263,944	281,114	17,169

Fair value does not exceed carrying amount	Japanese government bonds	98,816	98,555	(260)
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	56,645	54,914	(1,731)
	Other	18,608	18,489	(118)

Sub-total		174,070	171,959	(2,110)

Total		¥438,015	¥453,073	¥15,058

Note:	Fair value is based on the closing price at the consolidated balance sheet date.

(3) Available-for-sale Securities as of March 31, 2011

		Millions of Yen
		2011
		Carrying amount (Fair value)	Acquisition cost	Difference
Carrying amount exceeds cost	Equities	¥22,824	¥15,762	¥7,062
	Bonds	317,387	311,496	5,891
	Japanese government bonds	243,476	242,898	577
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	73,911	68,597	5,313
	Other	13,876	6,779	7,097

Sub-total		354,089	334,037	20,051

Carrying amount does not exceed cost	Equities	7,450	10,296	(2,846)
	Bonds	838	859	(20)
	Japanese government bonds	—	—	—
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	838	859	(20)
	Other	30,014	30,014	—

Sub-total		38,303	41,170	(2,866)

Total		¥392,392	¥375,207	¥17,185

		Thousands of U.S. Dollars
		2011
		Carrying amount (Fair value)	Acquisition cost	Difference
Carrying amount exceeds cost	Equities	$274,504	$189,563	$84,941
	Bonds	3,817,047	3,746,195	70,851
	Japanese government bonds	2,928,158	2,921,207	6,950
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	888,889	824,988	63,901
	Other	166,890	81,531	85,359

Sub-total		4,258,440	4,017,289	241,151

Carrying amount does not exceed cost	Equities	89,603	123,830	(34,227)
	Bonds	10,089	10,336	(247)
	Japanese government bonds	—	—	—
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	10,089	10,336	(247)
	Other	360,964	360,964	—

Sub-total		460,657	495,131	(34,474)

Total		$4,719,097	$4,512,420	$206,677

(4) Available-for-sale Securities as of March 31, 2010

		Millions of Yen
		2010
		Carrying amount (Fair value)	Acquisition cost	Difference
Carrying amount exceeds cost
	Equities	¥14,588	¥9,072	¥5,516
	Bonds	198,919	197,116	1,803
	Japanese government bonds	152,001	151,118	882
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	46,918	45,997	920
	Other	7,459	3,339	4,119

Sub-total		220,967	209,527	11,439

Carrying amount does not exceed cost
	Equities	6,935	7,644	(709)
	Bonds	286,833	286,932	(99)
	Japanese government bonds	280,083	280,144	(60)
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	6,749	6,788	(38)
	Other	21,706	21,756	(50)

Sub-total		315,474	316,333	(858)

Total		¥536,442	¥525,861	¥10,580

Note:	Carrying amount above represents the fair values determined based on the closing price at the fiscal year-end.

(5) Available-for-sale Securities sold during the year ended March 31, 2011 and 2010

	Millions of Yen
	2011
	Proceeds from sales	Total amount of gains on sales	Total amount of losses on sales
Equities	¥39,944	¥11,244	¥1,225
Bonds	265,768	121	7
Japanese government bonds	265,768	121	7
Japanese local government bonds	—	—	—
Short-term corporate bonds	—	—	—
Corporate bonds	—	—	—
Other	36,547	1,205	86

Total	¥342,260	¥12,571	¥1,319

	Millions of Yen
	2010
	Proceeds from sales	Total amount of gains on sales	Total amount of losses on sales
Equities	¥16,143	¥1,116	¥2,369
Bonds	250,453	151	19
Japanese government bonds	249,971	151	—
Japanese local government bonds	—	—	—
Short-term corporate bonds	—	—	—
Corporate bonds	481	—	19
Other	343	111	126

Total	¥266,940	¥1,380	¥2,515

	Thousands of U.S. Dollars
	2011
	Proceeds from sales	Total amount of gains on sales	Total amount of losses on sales
Equities	$480,389	$135,227	$14,736
Bonds	3,196,258	1,464	90
Japanese government bonds	3,196,258	1,464	90
Japanese local government bonds	—	—	—
Short-term corporate bonds	—	—	—
Corporate bonds	—	—	—
Other	439,539	14,497	1,042

Total	$4,116,186	$151,187	$15,868

(6) Change in Classification of Securities

Reclassification from held-to-maturity debt securities to available-for-sale securities due to deterioration of issuers’ creditworthiness amounted to ¥2,460 million ($29,585 thousand) and ¥28,926 million for the years ended March 31, 2011 and 2010, respectively.

(b) Money Held in Trust

(1) Money Held in Trust for the Purpose of Investment

	Millions of Yen
	2011
	Carrying amount	Net unrealized loss on the consolidated statements of income
Money held in trust for the purpose of investment	¥38	¥(1)

	Millions of Yen
	2010
	Carrying amount	Net unrealized loss on the consolidated statements of income
Money held in trust for the purpose of investment	¥25	¥(2)

	Thousands of U.S. Dollars
	2011
	Carrying amount	Net unrealized loss on the consolidated statements of income
Money held in trust for the purpose of investment	$464	$(19)

(2) Other (other than for the purpose of investment and held to maturity)

	Millions of Yen
	2011
			Unrealized gains (losses)
	Carrying amount	Acquisition cost	Net	Carrying amount exceeds cost	(Carrying amount does not exceed cost)
Other money held in trust	¥24,781	¥21,834	¥2,946	¥2,968	¥(21)

	Millions of Yen
	2010
			Unrealized gains (losses)
	Carrying amount	Acquisition cost	Net	Carrying amount exceeds cost	(Carrying amount does not exceed cost)
Other money held in trust	¥30,715	¥28,115	¥2,599	¥2,618	¥(18)

	Thousands of U.S. Dollars
	2011
			Unrealized gains (losses)
	Carrying amount	Acquisition cost	Net	Carrying amount exceeds cost	(Carrying amount does not exceed cost)
Other money held in trust	$298,028	$262,594	$35,435	$35,695	$(261)

(c) Unrealized Gain on Available-for-sale Securities

The breakdown of unrealized gain on available-for-sale securities is as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Unrealized gain on
available-for-sale securities	¥14,352	¥9,819	$172,606
Other money held in trust	2,946	2,599	35,435
Deferred tax liabilities	(4,136)	(1,204)	(49,750)

Unrealized gain on available-for-sale securities before interest adjustments	13,161	11,214	158,291

Amount corresponding to minority interests	14	(117)	173
DBJ Inc.’s interest in net unrealized gain on available-for-sale securities held by affiliates accounted for by the equity method	(6)	(5)	(81)

Unrealized gain on available-for-sale securities, net of taxes	¥13,169	¥11,091	$158,382

Note:	Unrealized gain includes foreign currency translation adjustments on non-marketable securities denominated in foreign currency.

31. RELATED PARTY TRANSACTIONS

Related party transactions for the years ended March 31, 2011 and 2010 are as follows:

				Amounts of the transactions		Balance at March 31, 2011
Related party	Category	Description	Account item	Millions of Yen	Thousands of U.S. Dollars	Millions of Yen	Thousands of U.S. Dollars
Finance Minister	Shareholder	Borrowings*[1]	Borrowed money	¥300,000	$3,607,937	¥4,866,584	$58,527,777
		Repayments		836,315	10,057,919

		Payment for interest	Accrued expenses	78,916	949,082	18,434	221,705

		Guarantees*[2]	—	2,164,887	26,035,925	—	—

*1.	DBJ Inc. has borrowed from the fiscal investment and loan program funds, and applied interest rates for fiscal investment and loan. The last redemption period is November 20, 2030 without putting up collateral.
*2.	The Guarantees are for debentures issued by DBJ Inc. free of guarantee charge.
*3.	According to Article 2, item 5 of the Japan Finance Corporation Act, DBJ Inc. has borrowed ¥3,035,757 million ($36,509,405 thousand) from Japan Finance Corporation relating to the crisis response business. In the year ended March 31, 2011, DBJ Inc. implemented early redemption in an amount of ¥307,520 million ($3,698,376 thousand) to Japan Finance Corporation and recognized early redemption charges in an amount of ¥8,881 million ($106,815 thousand) in the consolidated statements of income for the year ended March 31, 2011.

				Amounts of the transactions	Balance at March 31, 2010
Related party	Category	Description	Account item	Millions of Yen	Millions of Yen
Finance Minister	Shareholder	Underwritten additional share*[1]	—	¥181,194	¥—

		Borrowings*[2]	Borrowed money	300,000	5,402,900
		Repayments		934,240

		Payment for interest	Accrued expenses	93,596	19,909

		Guarantees*[3]	—	2,255,851	—

*1.	DBJ Inc. has allocated new shares issued at ¥50,000 per share to a third party.
*2.	DBJ Inc. has borrowed from the fiscal investment and loan program funds, and applied interest rates for fiscal investment and loan. The last redemption period is November 20, 2029 without putting up collateral.
*3.	The Guarantees are for debentures issued by DBJ Inc. free of guarantee charge.
*4.	According to Article 2, item 5 of the Japan Finance Corporation Act, DBJ Inc. has borrowed ¥3,199,746 million from Japan Finance Corporation relating to the crisis response business.

32. SUBSEQUENT EVENT

On June 23, 2011, the shareholders meeting resolved the following appropriations of retained earnings. After that, the timing and amounts for dividends were authorized by the Finance Minister on the same day:

Appropriations of Retained earnings as of March 31, 2011

	Millions of Yen		Thousands of U.S. Dollars
Year-end cash dividends-Common stock (¥1,147-$13.79 per share)	~~¥~~	50,036	$601,763

SUPPLEMENTAL INFORMATION OF DEVELOPMENT BANK OF JAPAN INC.

Outstanding Bonds

		Yen amounts in millions
Guaranteed foreign bonds as of March 31, 2011

Floating rate Dollar obligations
Guaranteed Bonds due 2014 $350,000,000 issued in 2009		¥29,103
Subtotal		¥29,103

Fixed rate Dollar obligations
Guaranteed Bonds due 2015 $1,000,000,000 issued in 2010		¥83,150
Guaranteed Bonds due 2016 $500,000,000 issued in 2011		¥41,575

Subtotal		¥124,725
Total		¥153,828

Non-guaranteed foreign bonds as of March 31, 2011

Floating rate Dollar obligations
Non-guaranteed Bonds due 2014 $10,000,000 issued in 2009		¥832
Non-guaranteed Bonds due 2014 $30,000,000 issued in 2009		¥2,495
Non-guaranteed Bonds due 2014 $10,000,000 issued in 2009		¥832
Non-guaranteed Bonds due 2012 $20,000,000 issued in 2009		¥1,663
Non-guaranteed Bonds due 2012 $30,000,000 issued in 2009		¥2,495
Non-guaranteed Bonds due 2012 $50,000,000 issued in 2009		¥4,158
Non-guaranteed Bonds due 2013 $20,000,000 issued in 2009		¥1,663
Non-guaranteed Bonds due 2013 $20,000,000 issued in 2009		¥1,663
Non-guaranteed Bonds due 2015 $5,000,000 issued in 2010		¥416
Non-guaranteed Bonds due 2013 $40,000,000 issued in 2010		¥3,326
Non-guaranteed Bonds due 2013 $20,000,000 issued in 2010		¥1,663
Non-guaranteed Bonds due 2015 $50,000,000 issued in 2010		¥4,158
Non-guaranteed Bonds due 2015 $50,000,000 issued in 2010		¥4,158
Non-guaranteed Bonds due 2015 $50,000,000 issued in 2010		¥4,158

Subtotal		¥33,676

Floating rate Japanese yen obligations
Non-guaranteed Bonds due 2014 ¥5,000,000,000 issued in 2009		¥5,000

Subtotal		¥5,000

Fixed rate Japanese yen obligations
Non-guaranteed Bonds due 2012 ¥1,000,000,000 issued in 2009	0.81%	¥1,000

Subtotal		¥1,000
Total		¥39,676

Total foreign bonds		¥193,503

Guaranteed domestic bonds as of March 31, 2011

Fixed rate Japanese yen obligations
Guaranteed Bonds due 2018 ¥30,000,000,000 issued in 2008	1.6%	¥30,000
Guaranteed Bonds due 2018 ¥30,000,000,000 issued in 2008	1.4%	¥30,000
Guaranteed Bonds due 2023 ¥30,000,000,000 issued in 2008	2.1%	¥30,000
Guaranteed Bonds due 2024 ¥30,000,000,000 issued in 2009	1.8%	¥30,000
Guaranteed Bonds due 2019 ¥50,000,000,000 issued in 2009	1.4%	¥50,000
Guaranteed Bonds due 2019 ¥50,000,000,000 issued in 2009	1.2%	¥50,000
Guaranteed Bonds due 2020 ¥50,000,000,000 issued in 2010	1.4%	¥50,000
Guaranteed Bonds due 2016 ¥30,000,000,000 issued in 2010	0.4%	¥30,000
Guaranteed Bonds due 2020 ¥50,000,000,000 issued in 2010	1.1%	¥50,000

Subtotal		¥350,000

4. Non-guaranteed domestic bonds as of March 31, 2011

(1) Fixed rate Japanese yen obligations
Non-guaranteed Bonds due 2011 ¥33,000,000,000 issued in 2008	1.116%	¥33,000
Non-guaranteed Bonds due 2013 ¥24,000,000,000 issued in 2008	1.367%	¥24,000
Non-guaranteed Bonds due 2012 ¥40,000,000,000 issued in 2009	0.880%	¥40,000
Non-guaranteed Bonds due 2014 ¥40,000,000,000 issued in 2009	1.158%	¥40,000
Non-guaranteed Bonds due 2019 ¥10,000,000,000 issued in 2009	1.745%	¥10,000
Non-guaranteed Bonds due 2014 ¥10,000,000,000 issued in 2009	0.847%	¥10,000
Non-guaranteed Bonds due 2012 ¥20,000,000,000 issued in 2009	0.502%	¥20,000
Non-guaranteed Bonds due 2014 ¥20,000,000,000 issued in 2009	0.774%	¥20,000
Non-guaranteed Bonds due 2013 ¥20,000,000,000 issued in 2010	0.330%	¥20,000
Non-guaranteed Bonds due 2015 ¥20,000,000,000 issued in 2010	0.627%	¥20,000
Non-guaranteed Bonds due 2013 ¥20,000,000,000 issued in 2010	0.247%	¥20,000
Non-guaranteed Bonds due 2015 ¥20,000,000,000 issued in 2010	0.336%	¥20,000

Subtotal		¥277,000
Total domestic bonds		¥627,000

Total bonds		¥820,503

(1)	The actual foreign currency amounts of obligations are set forth in parentheses (in thousands of units of foreign currency) for foreign borrowings. Translations of actual foreign currency amounts into yen amounts have been made in accordance with the method stated in Note 1 of “Notes to Consolidated Financial Statements”.

Outstanding Bonds of the Predecessor

		Yen amounts in millions
Guaranteed foreign bonds as of March 31, 2011

Fixed rate Dollar obligations
Guaranteed Bonds due 2011 $750,000,000 issued in 1999	6 7/8%	¥62,363
Guaranteed Bonds due 2015 $700,000,000 issued in 2005	4.25%	¥58,205
Guaranteed Bonds due 2017 $900,000,000 issued in 2007	5 1/8%	¥74,835

Subtotal		¥195,403

Fixed rate Japanese yen obligations
Guaranteed Bonds due 2028 ¥25,000,000,000 issued in 1998(2)	1.81%	¥25,000
Guaranteed Bonds due 2012 ¥75,000,000,000 issued in 2002	1.40%	¥75,000
Guaranteed Bonds due 2022 ¥75,000,000,000 issued in 2002	1.70%	¥75,000
Guaranteed Bonds due 2022 ¥30,000,000,000 issued in 2003	1.70%	¥30,000
Guaranteed Bonds due 2023 ¥75,000,000,000 issued in 2003	1.05%	¥75,000
Guaranteed Bonds due 2014 ¥75,000,000,000 issued in 2004	1.60%	¥75,000
Guaranteed Bonds due 2026 ¥50,000,000,000 issued in 2006	2.30%	¥50,000
Guaranteed Bonds due 2026 ¥25,000,000,000 issued in 2006	2.30%	¥25,000
Guaranteed Bonds due 2017 ¥75,000,000,000 issued in 2007	1.75%	¥75,000

Subtotal		¥505,000

Fixed rate Euro obligations
Guaranteed Bonds due 2011 EUR750,000,000 issued in 2001	5.625%	¥88,178
Guaranteed Bonds due 2027 EUR700,000,000 issued in 2007	4.75%	¥82,299

Subtotal		¥170,477
Total		¥870,879

Non-guaranteed foreign bonds as of March 31, 2011

Fixed rate Japanese yen obligations
Non-guaranteed Bonds due 2012 ¥50,000,000,000 issued in 2007	1.65%	¥50,000
Non-guaranteed Bonds due 2023 ¥2,000,000,000 issued in 2008	2.032%	¥2,000

Subtotal		¥52,000
Total		¥52,000

Total foreign bonds		¥922,879

Guaranteed domestic bonds as of March 31, 2011

Fixed rate Japanese yen obligations
Guaranteed Bonds due 2011 ¥50,000,000,000 issued in 2001	1.4%	¥50,000
Guaranteed Bonds due 2013 ¥50,000,000,000 issued in 2003	0.8%	¥50,000
Guaranteed Bonds due 2014 ¥30,000,000,000 issued in 2004	1.3%	¥30,000
Guaranteed Bonds due 2014 ¥30,000,000,000 issued in 2004	1.8%	¥30,000
Guaranteed Bonds due 2015 ¥20,000,000,000 issued in 2005	1.3%	¥20,000
Guaranteed Bonds due 2015 ¥30,000,000,000 issued in 2005	1.4%	¥30,000
Guaranteed Bonds due 2016 ¥13,000,000,000 issued in 2006	1.6%	¥13,000
Guaranteed Bonds due 2021 ¥30,000,000,000 issued in 2006	2.1%	¥30,000
Guaranteed Bonds due 2016 ¥50,000,000,000 issued in 2006	2.0%	¥50,000
Guaranteed Bonds due 2021 ¥30,000,000,000 issued in 2006	2.1%	¥30,000
Guaranteed Bonds due 2021 ¥30,000,000,000 issued in 2006	2.0%	¥30,000
Guaranteed Bonds due 2017 ¥50,000,000,000 issued in 2007	1.8%	¥50,000
Guaranteed Bonds due 2022 ¥30,000,000,000 issued in 2007	2.1%	¥30,000
Guaranteed Bonds due 2017 ¥50,000,000,000 issued in 2007	1.9%	¥50,000
Guaranteed Bonds due 2022 ¥30,000,000,000 issued in 2007	2.1%	¥30,000
Guaranteed Bonds due 2022 ¥30,000,000,000 issued in 2007	2.0%	¥30,000
Guaranteed Bonds due 2018 ¥50,000,000,000 issued in 2008	1.6%	¥50,000
Guaranteed Bonds due 2023 ¥30,000,000,000 issued in 2008	2.2%	¥30,000
Guaranteed Bonds due 2018 ¥50,000,000,000 issued in 2008	1.6%	¥50,000

Subtotal		¥683,000
Non-guaranteed domestic bonds as of March 31, 2011

Fixed rate Japanese yen obligations
Non-guaranteed Bonds due 2012 ¥50,000,000,000 issued 2002	1.23%	¥50,000
Non-guaranteed Bonds due 2013 ¥60,000,000,000 issued 2003	0.78%	¥60,000
Non-guaranteed Bonds due 2013 ¥50,000,000,000 issued 2003	1.58%	¥50,000
Non-guaranteed Bonds due 2018 ¥10,000,000,000 issued 2003	1.83%	¥10,000
Non-guaranteed Bonds due 2014 ¥50,000,000,000 issued 2004	1.59%	¥50,000
Non-guaranteed Bonds due 2014 ¥50,000,000,000 issued 2004	1.52%	¥50,000
Non-guaranteed Bonds due 2011 ¥20,000,000,000 issued 2004	1.05%	¥20,000
Non-guaranteed Bonds due 2015 ¥50,000,000,000 issued 2005	1.40%	¥50,000
Non-guaranteed Bonds due 2020 ¥10,000,000,000 issued 2005	1.70%	¥10,000
Non-guaranteed Bonds due 2011 ¥30,000,000,000 issued 2005	0.92%	¥30,000
Non-guaranteed Bonds due 2015 ¥40,000,000,000 issued 2005	1.65%	¥40,000
Non-guaranteed Bonds due 2011 ¥35,000,000,000 issued 2006	1.41%	¥35,000
Non-guaranteed Bonds due 2011 ¥80,000,000,000 issued 2006	1.40%	¥80,000
Non-guaranteed Bonds due 2016 ¥20,000,000,000 issued 2006	1.98%	¥20,000
Non-guaranteed Bonds due 2011 ¥50,000,000,000 issued 2007	1.30%	¥50,000
Non-guaranteed Bonds due 2016 ¥20,000,000,000 issued 2007	1.86%	¥20,000
Non-guaranteed Bonds due 2019 ¥10,000,000,000 issued 2007	1.93%	¥10,000
Non-guaranteed Bonds due 2036 ¥20,000,000,000 issued 2007	2.63%	¥20,000
Non-guaranteed Bonds due 2012 ¥40,000,000,000 issued 2007	1.33%	¥40,000
Non-guaranteed Bonds due 2017 ¥25,000,000,000 issued 2007	1.80%	¥25,000
Non-guaranteed Bonds due 2037 ¥15,000,000,000 issued 2007	2.67%	¥15,000
Non-guaranteed Bonds due 2047 ¥20,000,000,000 issued 2007	2.74%	¥20,000
Non-guaranteed Bonds due 2027 ¥10,000,000,000 issued 2007	2.23%	¥10,000
Non-guaranteed Bonds due 2014 ¥10,000,000,000 issued 2007	1.55%	¥10,000
Non-guaranteed Bonds due 2012 ¥20,000,000,000 issued 2007	1.27%	¥20,000
Non-guaranteed Bonds due 2017 ¥20,000,000,000 issued 2007	1.75%	¥20,000
Non-guaranteed Bonds due 2012 ¥20,000,000,000 issued 2007	1.22%	¥20,000
Non-guaranteed Bonds due 2017 ¥20,000,000,000 issued 2007	1.73%	¥20,000
Non-guaranteed Bonds due 2027 ¥10,000,000,000 issued 2007	2.25%	¥10,000
Non-guaranteed Bonds due 2013 ¥20,000,000,000 issued 2008	1.10%	¥20,000
Non-guaranteed Bonds due 2017 ¥10,000,000,000 issued 2008	1.63%	¥10,000
Non-guaranteed Bonds due 2013 ¥50,000,000,000 issued 2008	1.11%	¥50,000
Non-guaranteed Bonds due 2018 ¥30,000,000,000 issued 2008	1.69%	¥30,000
Non-guaranteed Bonds due 2014 ¥20,000,000,000 issued 2008	1.57%	¥20,000
Non-guaranteed Bonds due 2011 ¥20,000,000,000 issued 2008	1.21%	¥20,000
Non-guaranteed Bonds due 2020 ¥10,000,000,000 issued 2008	2.13%	¥10,000
Non-guaranteed Bonds due 2013 ¥50,000,000,000 issued 2008	1.41%	¥50,000
Non-guaranteed Bonds due 2018 ¥30,000,000,000 issued 2008	1.84%	¥30,000

Subtotal		¥1,105,000
Total domestic bonds		¥1,788,000

Total bonds		¥2,710,879

(1)	The actual foreign currency amounts of obligations are set forth in parentheses (in thousands of units of foreign currency) for foreign borrowings. Translations of U.S. dollar amounts into yen amounts have been made in accordance with the method stated in Note 1 of “Notes to Consolidated Financial Statements”. Translations of Euro amounts into yen amounts have been made at the rate of ¥117.57= EUR1.00, the effective exchange rate prevailing as of March 31, 2011.
(2)	These bonds have put options which can be exercised by investors in 2013, 2018 and 2023.